Registration No. 333-62232
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-4

                          PRE-EFFECTIVE AMENDMENT NO. 1

                                       TO

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------


                               AVISTA CORPORATION
             (Exact name of registrant as specified in its charter)

          WASHINGTON                      4931                   91-0462470
(State or other jurisdiction of     (Primary Standard         (I.R.S. Employer
 incorporation or organization)  Industrial Classification   Identification No.)
                                       Code Number)

                            1411 EAST MISSION AVENUE
                            SPOKANE, WASHINGTON 99202

                                 (509) 489-0500
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

    David J. Meyer, Esq.                              J. Anthony Terrell, Esq.
     Avista Corporation                               Thelen Reid & Priest LLP
  1411 East Mission Avenue                              40 West 57th Street
 Spokane, Washington 99202                            New York, New York 10019
       (509) 489-4316                                      (212) 603-2108


        (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

                                ----------------

       Approximate date of commencement of proposed sale of the securities to the public:
   AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                                ----------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

================================================================================

                 Subject to completion, dated September 24, 2001


PROSPECTUS

                               AVISTA CORPORATION

                                 EXCHANGE OFFER

                      AVISTA CORP. IS OFFERING TO ISSUE ITS

                       9.75% SENIOR NOTES DUE JUNE 1, 2008
                                  (REGISTERED)

                               IN EXCHANGE FOR ITS

                       9.75% SENIOR NOTES DUE JUNE 1, 2008
                                 (UNREGISTERED)

                  THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.
               NEW YORK CITY TIME,          , 2001 UNLESS EXTENDED

o    The new notes will

     o    bear interest at 9.75% per annum,
     o    mature on June 1, 2008, and
     o be redeemable, at the option of Avista Corp., as described in this prospectus.

     These terms are the same as the terms of the old notes. The new notes will not be subject to any restrictions on transfer, except in certain circumstances relating to broker-dealers described in this prospectus.

o Avista Corp. will accept all notes that noteholders properly tender and do not withdraw before the expiration of the exchange offer.

o You will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of the exchange.

o    Like the old notes, the new notes will be unsecured.

o The exchange offer is not conditioned on the tender of any minimum principal amount of old notes.

o    There will likely be no public market for the new notes.

                                ----------------

SEE "RISK FACTORS" BEGINNING ON PAGE 11 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE MAKING ANY DECISION CONCERNING THIS EXCHANGE OFFER.


                                ----------------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                          , 2001


The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to exchange these securities and it is not soliciting an offer to exchange these securities in any jurisdiction in which the offer or exchange is not permitted.

THIS PROSPECTUS INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT AVISTA CORP. THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. SEE "WHERE YOU CAN FIND MORE INFORMATION". YOU MAY OBTAIN COPIES OF DOCUMENTS CONTAINING SUCH INFORMATION FROM US, WITHOUT CHARGE, BY EITHER CALLING OR WRITING TO US AT:

                        AVISTA CORPORATION
                        1411 EAST MISSION AVENUE
                        SPOKANE, WASHINGTON 99202-2600
                        ATTENTION:  TREASURER
                        TELEPHONE:  (509) 489-0500

IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST DOCUMENTS FROM US NO LATER THAN ___, 2001, WHICH IS FIVE DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER ON ______, 2001.


                                TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----

Summary................................................................3

Risk Factors..........................................................11

Avista Corporation....................................................12

Use of Proceeds.......................................................15

Developments in Wholesale Energy Markets..............................15

The Exchange Offer....................................................18

Description of the New Notes..........................................26

Bank Credit Agreements................................................68

Certain U.S. Federal Income Tax Considerations........................64

Plan of Distribution..................................................68

Where You Can Find More Information...................................69

Safe Harbor for Forward-Looking Statements............................69

Legal Matters.........................................................71

Experts...............................................................71


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE LETTER OF TRANSMITTAL IN CONNECTION WITH THE EXCHANGE OFFER.

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OTHER THAN THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO EXCHANGE THE NEW NOTES AND IT IS NOT SOLICITING AN OFFER TO EXCHANGE THE NEW NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER IS NOT PERMITTED.

                                     SUMMARY

     This summary, which is presented solely to furnish limited introductory information regarding Avista Corporation (Avista Corp. or the Company), the exchange offer and the new notes, has been selected from the detailed information contained elsewhere in this prospectus (including the documents incorporated by reference). This summary does not contain all of the information that you should consider before making any investment decision. The terms "we", "us" and "our" refer to Avista Corp. and, when applicable, its subsidiaries. You should read the entire prospectus carefully.

                               AVISTA CORPORATION

     Avista Corp., which was incorporated in the State of Washington in 1889, is an electric and gas utility company having operations located in the Pacific Northwest. We also have subsidiaries involved in energy, information and technology businesses. As of June 30, 2001, our employees included approximately 1,520 people in our utility operations and approximately 850 people in our subsidiary businesses. Our corporate headquarters are in Spokane, Washington, which serves as the Inland Northwest's center for manufacturing, transportation, health care, education, communication, agricultural and service businesses.

     Our operations are organized into four lines of business

     o    Avista Utilities,

     o    Energy Trading and Marketing,

     o    Information and Technology, and

     o    Avista Ventures and Other.


     Avista Utilities, which is an operating division of Avista Corp. and not a separate entity, represents the regulated utility operations. Avista Capital, a wholly-owned subsidiary of Avista Corp., owns all of the subsidiary companies engaged in the other lines of business.


     Avista Corp.'s lines of business, and the companies included within them, are illustrated below:

                                           AVISTA CORP.
                 ------------------------------- ------------------------------
                 AVISTA UTILITIES DIVISION(1)(2)
                 ------------------------------- ------------------------------
                                                 /
                                         -----------------
                                         AVISTA CAPITAL(1)
                                         -----------------
                                                /
                      ----------------------------------------------------
                     /                         /                         /
             ----------------           ---------------          ---------------
              ENERGY TRADING            INFORMATION AND          AVISTA VENTURES
             AND MARKETING(2)            TECHNOLOGY(2)                (2)(3)
             ----------------           ---------------          ---------------
                        /                          /                        /
     ----------------  /          --------------  / ---------------------  /
     AVISTA ENERGY(1) /           AVISTA LABS(1) /  AVISTA VENTURES(1)(3) /
     ----------------/            --------------/   ---------------------/
------------------  /     -------------------  /            ----------- /
AVISTA POWER(1)(3) /      AVISTA ADVANTAGE(1) /             OTHER(1)(3)/
------------------/       -------------------/              -----------
                    ---------------------   /
                    AVISTA COMMUNICATIONS  /
                            (1)(3)        /
                    ---------------------/

(1)  - denotes a business entity.
(2)  - denotes an operating division or line of business.
(3)  - denotes an entity or a line of business which is being phased out.

                         RECOVERY OF EXCESS ENERGY COSTS

     Beginning in the second quarter of 2000, the price of power and natural gas in the Western wholesale market increased considerably and became much more volatile. While prices decreased during the second and third quarter of 2001, the wholesale markets remain volatile. In response to the dramatically reduced availability of hydroelectric generation, Avista Utilities has been required to make additional fixed price purchases of energy to meet its retail and firm wholesale load requirements for 2001 on the higher cost short-term wholesale market. These excess costs have not been reflected as expenses in the statements of income, but rather are recorded as deferred charges on the balance sheet pending possible future recovery. The amount of deferred purchased power costs reflected in the balance sheet was $142.7 million at June 30, 2001 and $241.7 million at August 31, 2001.

     Accordingly, on July 18, 2001 Avista Utilities filed requests with the Washington Utilities and Transportation Commission ("WUTC") and the Idaho Public Utilities Commission ("IPUC") for the approval of a temporary electric energy surcharge of 36.9 percent in Washington and a power cost adjustment ("PCA") increase of 14.7 percent in Idaho. If the proposed rate increases are approved by the WUTC and the IPUC, Avista Utilities estimates that revenues would increase by $105.3 million per year during the 27 month period beginning October 2001 and ending December 2003. However, there would be no impact on net income as this increased revenue would only be a cash recovery of deferred power costs.

     See DEVELOPMENTS IN WHOLESALE ENERGY MARKETS - "Avista Utilities - Regulatory Matters", and "Management's Discussion and Analysis of Financial Condition and Results of Operations" - "Results of Operations" and Note 1 of Notes to Audited Financial Statements in Avista Corp.'s Annual Report on Form 10-K for the year ended December 31, 2000, "Management's Discussion and Analysis of Financial Condition and Results of Operations" - "Results of Operations" in Avista Corp.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and the Current Report on Form 8-K filed on July 18, 2001.

     The staff of the WUTC, which operates independently of the three WUTC commissioners, has released its recommendation to the commission regarding the Company's electric surcharge request. The staff recommended, among other things, that (1) the Company's request be reduced to a 32.6 percent increase and be applied to a 90 day period, (2) the Company could seek an extension of the surcharge period at the end of 90 days only if the Company has initiated a full review of its revenues and expenses with the WUTC by September 28, 2001, (3) the additional revenues collected be placed in a separate account, subject to refund to customers until it is determined the excess power costs were prudently incurred and (4) the surcharge only provide for the recovery of excess energy costs incurred prior to June 30, 2001. The Company has filed vigorous rebuttal testimony indicating the staff's recommendation provides too little certainty with respect to the liquidity of the Company and would preclude the Company from obtaining debt or equity financing. Hearings were held regarding the proposed surcharge during early September 2001, and it is anticipated that the WUTC will issue its order regarding the proposed surcharge to Washington electric customers during the week beginning September 24, 2001.

     The staff of the IPUC has recommended that the IPUC approve the Company's request for an increase to the PCA in all material respects. Hearings are scheduled to be held before the IPUC during the week of September 24, 2001, and it is expected that the IPUC will issue an order regarding any adjustment to the Idaho PCA mechanism in early October 2001.

     The Company will file a Current Report on Form 8-K describing the WUTC and IPUC orders after they are issued, which report will be incorporated by reference into this prospectus.

     The extent to which the amounts recovered through the proposed electric surcharge in Washington and the adjustment to the PCA in Idaho will be sufficient to offset the deferred cost balances will depend not only on the magnitude and duration of the rate increases granted but also on the on-going changes in the amount of the balances throughout the term of the rate increases. The balances will accrue a carrying charge and will continue to be affected by a variety of market factors beyond our control including, but not limited to, the availability of hydroelectric resources, energy demand and energy prices in wholesale markets.

     If approved, it is expected the Washington surcharge will be subject to refund. The Company expects that the WUTC will determine, in a general rate case to be filed by November, 2001, or another regulatory proceeding, how much of the amounts collected can be retained by Avista Utilities on the basis of many factors, including, among other things, whether or not the excess costs were "prudently" incurred and whether or not Avista Utilities' retail rates, as modified in that proceeding, will be "just, fair, reasonable and sufficient".

     On July 6, 2001, Avista Utilities filed requests for purchased gas cost adjustments (PGA) with the WUTC and the IPUC. The Washington PGA was approved by the WUTC on August 8, 2001 and became effective on August 9, 2001. The Idaho PGA was approved by the IPUC on August 20, 2001 and became effective on August 28, 2001. The PGA provides for an overall increase of 12.2 percent in Washington and
11.5 percent in Idaho and primarily reflects increases during the past year in the cost of natural gas in the wholesale market. The amount of purchased gas costs above the amount embedded in retail rates has been deferred and totaled $77.0 million as of August 31, 2001. Avista Utilities estimates the PGA rate changes will increase revenues by $24.6 million per year. Based on current PGAs in place and current natural gas prices, Avista Utilities expects that the deferred cost balance will be fully recovered by December 2002. However, there will be no impact on net income as deferred natural gas costs are amortized to offset this increase in revenues.


                               THE EXCHANGE OFFER

GENERAL Avista Corp. is offering to exchange $1,000 in principal amount of new notes for each $1,000 in principal amount of old notes that noteholders properly tender and do not withdraw before the expiration date. Avista Corp. will issue the new notes on or promptly after the expiration date. There is $400,000,000 in aggregate principal amount of old notes outstanding. See THE EXCHANGE OFFER.

EXPIRATION DATE      The exchange offer will expire at 5:00 p.m., New York City time, on , 2001 unless extended. If extended, the term
                     "expiration date" will mean the latest date and time to which the exchange offer is extended. Avista Corp. will accept for exchange any and all old notes which are properly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.

RESALE OF            Based on interpretive letters written by the staff of the
NEW NOTES            Securities and Exchange Commission to companies other than
                     Avista Corp., Avista Corp. believes that, subject to certain exceptions, the new notes may generally be offered for resale, resold and otherwise transferred by any holder thereof, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933. However, any holder who is an "affiliate" of Avista
                     Corp. within the meaning of Rule 405 under the Securities
                     Act would have to comply with these provisions unless an exemption was available.

                     If Avista Corp.'s belief is inaccurate, holders of new notes who offer, resell or otherwise transfer new notes in violation of the Securities Act may incur liability under that Act. Avista Corp. will not assume or indemnify holders against this liability.

CONDITIONS TO THE    Avista Corp. may terminate the exchange offer before the
EXCHANGE OFFER       expiration date if it determines that its ability to
                     proceed with the exchange offer could be materially impaired due to

                     o    any legal or governmental action,
                     o    any new law, statute, rule or regulation, or
                     o any interpretation by the staff of the SEC of any existing law, statute, rule or regulation.

TENDER PROCEDURES -  If you wish to tender old notes that are registered in the
BENEFICIAL OWNERS    name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

                     IF YOU ARE A BENEFICIAL HOLDER, YOU SHOULD FOLLOW THE INSTRUCTIONS RECEIVED FROM YOUR BROKER OR NOMINEE WITH RESPECT TO TENDERING PROCEDURES AND CONTACT YOUR BROKER OR NOMINEE DIRECTLY.

TENDER PROCEDURES -  If you are a registered holder of old notes and you wish to
REGISTERED HOLDERS   participate in the exchange offer, you must complete, sign
AND DTC PARTICIPANTS and date the letter of transmittal delivered with this prospectus, or a facsimile thereof. If you are a participant in The Depository Trust Company and you wish to participate in the exchange offer, you must instruct DTC to transmit to the exchange agent a message indicating that you agree to be bound by the terms of the letter of transmittal. You should mail or otherwise transmit the letter of transmittal or facsimile (or DTC message), together with your old notes (in book-entry form if you are a participant in DTC) and any other required documentation to Chase Manhattan Bank and Trust Company, National
                     Association, as exchange agent.


GUARANTEED DELIVERY  If you are a registered holder of old notes and you wish to
PROCEDURES           tender them, but they are not immediately available or you cannot deliver them or the letter of transmittal to the exchange agent prior to the expiration date, you must tender your old notes according to special guaranteed delivery procedures. See THE EXCHANGE OFFER - "Procedures for Tendering - Registered Holders and DTC Participants -
                     Registered Holders" on page 22.


WITHDRAWAL RIGHTS    You may withdraw tenders of old notes at any time before
                     5:00 p.m., New York City time, on the expiration date.

CERTAIN FEDERAL      The exchange of new notes for old notes will not be a
INCOME TAX           taxable event for U.S. federal income tax purposes. As a
CONSIDERATIONS       result, you will not recognize any income, gain or loss
                     with respect to the exchange.

EXCHANGE AGENT       Chase Manhattan Bank and Trust Company, National
                     Association is the exchange agent. Its telephone number is
                     (800) 275-2048. Its address is 2001 Bryan Street, 9th
                     Floor, Dallas, Texas 75201.

                                  THE NEW NOTES

OFFERED SECURITIES   $400,000,000 principal amount of 9.75% Senior Notes due
                     June 1, 2008

MATURITY DATE        June 1, 2008

INTEREST PAYMENT     June 1 and December 1 of each year, beginning
DATES                December 1, 2001


RANKING The new notes are unsecured notes of Avista Corp. They rank pari passu with all of Avista Corp.'s current and future unsecured senior indebtedness and senior in right of payment to all current and future subordinated indebtedness. As of the date of this prospectus, Avista Corp. had outstanding $423.5 million of first mortgage bonds, which are secured by the lien of the Company's Mortgage and Deed of Trust, dated as of June 1, 1939, as supplemented (the "1939 Mortgage") on substantially all of Avista Corp.'s utility plant assets. This amount includes $220.0 million of non-transferable first mortgage bonds which were delivered to secure Avista Corp.'s credit agreement which is also secured by a pledge of the capital stock of Avista Capital. By reason, and to the extent, of the 1939 Mortgage and the pledge of Avista capital stock, the first mortgage bonds and the borrowings under this credit agreement will rank prior to the new notes.
                     See DESCRIPTION OF THE NEW NOTES and BANK CREDIT
                     AGREEMENTS.

OPTIONAL REDEMPTION  Each of the new notes will be redeemable in whole or in part at our option at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of the new notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of the principal of and interest on the new notes being redeemed discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below) plus 50 basis points; plus, in either case, whichever is applicable, accrued interest on the new notes being redeemed to the date of redemption. See DESCRIPTION OF THE NEW NOTES--"Optional Redemption."


REPURCHASE AT        You have the option, subject to certain conditions, to
OPTION OF HOLDERS    require us to repurchase any new notes held by you in the
UPON A CHANGE OF     event of a "Change in Control", as described in this
CONTROL              offering circular, at a price equal to 101% of the
                     aggregate principal amount of new notes repurchased plus accrued and unpaid interest, if any, thereon, to the date of purchase. See DESCRIPTION OF THE NEW NOTES --"Repurchase at the Option of Holders--Change of Control."

REPURCHASE AT        You also may have the option, subject to certain
OPTION OF HOLDERS    conditions, to require us to repurchase any new notes held
UPON CERTAIN ASSET   by you in the event of certain Asset Sales. See DESCRIPTION
SALES                OF THE NEW NOTES--"Repurchase at the Option of
                     Holders--Asset Sales."

BASIC COVENANTS OF   We will issue the new notes under an indenture with Chase
INDENTURE            Manhattan Bank and Trust Company, National Association. The
                     indenture, among other things, restricts our ability and the ability of our subsidiaries to:

                     o    sell assets;

                     o    pay dividends on stock or repurchase stock;

                     o    pay subordinated debt;

                     o    make investments;

                     o    incur debt or issue preferred stock;

                     o    use assets as security in other transactions;

                     o restrict the ability of subsidiaries to pay dividends or make other payments to Avista Corp.;

                     o    merge with or into other companies;

                     o    engage in certain transactions with affiliates; and

                     o    enter into sale and leaseback transactions.

                     These covenants are subject to significant exceptions. For more details, see DESCRIPTION OF THE NEW NOTES--"Certain Other Covenants."

USE OF PROCEEDS      The proceeds from the issuance and sale of the old notes
                     are being used: (a) to pay short-term debt and maturing long-term debt of Avista Corp. issued to fund a portion of its construction, improvement and maintenance programs, (b) to reimburse Avista Corp.'s treasury for funds previously expended for any of these purposes and (c) for other corporate purposes.

                                  RISK FACTORS

You should read the RISK FACTORS section, beginning on page 11 of this prospectus, so that you understand the risks associated with an investment in securities of Avista Corp.

                       SUMMARY CONSOLIDATED FINANCIAL DATA


     We have selected the historical financial data shown below for the fiscal years 1996-2000 and the six months ended June 30, 2000 and 2001 from the consolidated financial statements of Avista Corp. You should read this information along with the consolidated financial statements of Avista Corp. and the notes to those financial statements.

                                                              YEARS ENDED DECEMBER 31,                    SIX MONTHS ENDED JUNE 30,
                                                   -----------------------------------------------        -------------------------
                                              1996        1997        1998         1999          2000          2000        2001
                                           ----------  ----------  ----------   ----------   -----------   ----------  ----------
                                                                   (THOUSANDS OF DOLLARS EXCEPT RATIOS)
STATEMENT OF INCOME DATA:
  Operating Revenues:
    Avista Utilities...................... $  798,994  $  891,665  $1,049,212   $1,115,647   $ 1,512,101   $  617,326  $  732,692
    Energy Trading and Marketing..........         --     247,028   2,408,734    6,695,671     6,531,551    2,149,655   3,008,378
    Information and Technology............        813       1,030       1,995        4,851        11,645        4,517      11,628
    Avista Ventures and Other.............    145,150     163,598     231,483      122,303        32,937       15,774       9,224
    Intersegment eliminations.............         --      (1,149)     (7,440)     (33,488)     (176,744)     (51,885)   (168,607)
                                           ----------  ----------  ----------   ----------   -----------   ----------  ----------
    Total................................. $  944,957  $1,302,172  $3,683,984   $7,904,984   $ 7,911,490   $2,735,387  $3,593,315

  Income (Loss) from Operations (pre-tax):
    Avista Utilities...................... $  173,658  $  178,289  $  143,153   $  142,567   $     3,177     ($44,417) $   72,172
    Energy Trading and Marketing..........       (649)      6,577      22,826      (97,785)      250,196       67,674      70,845
    Information and Technology............     (1,443)     (5,364)     (5,192)     (13,002)      (40,084)     (17,190)    (25,155)
    Avista Ventures and Other.............     15,355       9,962      12,033         (423)       (9,861)      (4,737)     (5,119)
                                           ----------  ----------  ----------   ----------   -----------   ----------  ----------
    Total................................. $  186,921  $  189,464  $  172,820   $   31,357   $   203,428   $    1,330  $  112,743

  Interest Expense ....................... $   63,255  $   66,275  $   69,077   $   65,076   $    68,723   $   29,966  $   50,330
  Income (Loss) Before Income Taxes.......    132,962     175,872     121,474       42,771       165,140       (9,165)     86,462
  Net Income (Loss).......................     83,453     114,797      78,139       26,031        91,679      (10,968)     52,128
  Preferred Stock Dividend
    Requirements.......................... $    7,978  $    5,392  $    8,399(1)$   21,392(1)$    23,735(1)$   22,518  $    1,216
  Common Stock Dividend................... $   69,390  $   69,390  $   56,898   $   18,301   $    22,616   $   11,300  $   11,360

BALANCE SHEET DATA:
  Utility Plant in Service................ $1,951,664  $2,031,026  $2,095,301   $2,184,698   $ 2,205,230   $2,153,893  $2,243,634
  Total Assets:
    Avista Utilities...................... $1,921,429  $1,926,739  $2,004,935   $1,976,716   $ 2,129,614   $1,975,941  $2,333,653
    Energy Trading and Marketing..........        320     212,868     955,615    1,595,470    10,271,834    5,717,530   3,055,967
    Information and Technology............      1,517       3,475       7,461       26,379        59,632       53,042      92,064
    Avista Ventures and Other.............    254,032     268,703     285,625      114,929       102,844      123,449      51,835
                                           ----------  ----------  ----------   ----------   -----------   ----------  ----------
    Total................................. $2,177,298  $2,411,785  $3,253,636   $3,713,494   $12,563,924   $7,869,962  $5,533,519

  Total Debt.............................. $  764,526  $  762,185  $  730,022   $  714,904   $   931,966   $  727,125  $1,141,785
  Company-Obligated Mandatorily
    Redeemable Preferred Trust Securities.         --  $  110,000  $  110,000   $  110,000   $   100,000   $  110,000  $  100,000
  Preferred Stock Subject to Mandatory
    Redemption............................ $   65,000  $   45,000  $   35,000   $   35,000   $    35,000   $   35,000  $   35,000
  Convertible Preferred Stock.............         --          --  $  269,227(1)$  263,309            --           --          --
  Common Equity........................... $  710,736  $  748,812  $  488,034   $  393,499   $   724,224   $  632,437  $  771,531

OTHER FINANCIAL DATA:
  Earnings Before Interest, Taxes,
    Depreciation and Amortization ........ $  268,314  $  312,040  $  261,098   $  184,321   $   309,804   $   58,783  $  177,496
  Depreciation and Amortization........... $   72,097  $   69,893  $   70,547   $   76,474   $    75,941   $   37,982  $   40,704
  Capital Expenditures.................... $   99,182  $   91,160  $  106,270   $  115,609   $   201,433   $   56,477  $  164,877
  Ratio of Earnings Before Interest, Taxes,
    Depreciation and Amortization to
    Fixed Charges (2).....................       4.24        4.71        3.78         2.83          4.51         1.96        3.53
  Ratio of Consolidated Earnings to Fixed
    Charges (3)...........................       2.97        3.49        2.66         1.61          3.26         0.71        2.65

(1) In December 1998, we converted shares of common stock for Convertible Preferred Stock, which resulted in a number of changes in the data in 2000, 1999 and 1998 from 1997.
(2) "Earnings Before Interest, Taxes, Depreciation and Amortization", or EBITDA, represents net income before interest expense (including related amortization), taxes based on income, depreciation and amortization, to interest expense (including related amortization). EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. While EBITDA should not be construed as a substitute for income from operations or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, we have presented EBITDA to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements. EBITDA is not a measure determined under generally accepted accounting principles. Also, as calculated above, EBITDA may not be comparable to similarly titled measures reported by other companies. "Fixed Charges" include interest (whether or not capitalized), related amortization and estimated interest applicable to rentals.
(3) "Earnings," as defined by Regulation S-K, represent the aggregate of (1) net income before the cumulative effect of an accounting change, (2) taxes based on income, (3) investment tax credit adjustments--net and (4) fixed charges. "Fixed Charges" are as defined above.

                                  RISK FACTORS


     You should carefully consider the following risk factors in addition to the other information contained or incorporated by reference in this prospectus.

WE HAVE SIGNIFICANT CURRENT AND ON-GOING CASH REQUIREMENTS AND LIMITED CASH AVAILABLE.

     Our cash outlays for purchased power exceed the related amounts paid to us by our retail customers. This condition, which is due both to increased prices in the wholesale market and to increased volumes purchased to meet retail customer demand, has existed since the second quarter of 2000. In addition to operating expenses, we have continuing commitments for capital expenditures for construction, improvement and maintenance of facilities. We have incurred substantial levels of indebtedness, both short and long term, to finance these requirements and to otherwise maintain adequate levels of working capital, and debt service itself is another cash requirement. In addition, we have also been committed to financing the development of companies in the Information and Technology line of business.

     If approved as requested, the proposed rate increases should provide a basis for our eventual return to adequate liquidity. However, in order to meet our cash needs in the near term, we may need to sell assets not required for our core businesses and maintain access to adequate levels of credit with our banks. In addition, we must be permitted to retain substantially all amounts collected from the proposed rate increases. It should be noted that cash held by Avista Energy is restricted by that company's credit agreement and only limited amounts are available to Avista Corp.

AVISTA UTILITIES HAS INCURRED SIGNIFICANT ENERGY COSTS, WHICH WE HAVE NOT RECOVERED FROM CUSTOMERS. IF THE REGULATORY COMMISSIONS DO NOT ALLOW US TO RECOVER THESE COSTS, OUR FINANCIAL POSITION WILL BE IMPAIRED.

     As noted above, since the second quarter of 2000 Avista Utilities has incurred costs for purchased power far in excess of the levels recovered from retail customers. Recognition of these costs as expenses on the statements of income has been deferred pending determination as to whether or not they can be recovered from retail customers. See SUMMARY - "Recovery of Excess Energy Costs", DEVELOPMENTS IN WHOLESALE ENERGY MARKETS - "Avista Utilities - Regulatory Matters", and "Management's Discussion and Analysis of Financial Condition and Results of Operations" - "Results of Operations" and Note 1 of Notes to Audited Financial Statements in Avista Corp.'s Annual Report on Form 10-K for the year ended December 31, 2000.

     It is expected that a WUTC increase will be subject to refund based on, among other things, whether or not the costs were "prudently" incurred and whether or not Avista Utilities' overall retail rates, as to be modified, are "just, fair, reasonable and sufficient".

     If Avista Utilities is not permitted to collect and retain substantially all amounts requested under the proposed rate increases, Avista Corp.'s financial condition will be seriously impaired.

THE EXTENT TO WHICH THE PROPOSED RATE INCREASES WILL OFFSET OUR DEFERRED ENERGY COST BALANCES WILL DEPEND ON A NUMBER OF FACTORS BEYOND OUR CONTROL.

     Assuming the proposed rate increases are permitted to remain in effect as initially requested for the entire term requested, and without any refund obligation, these increases should produce $105.3 million of additional cash, on an annual basis, which would be applied in the financial statements to offset the deferred energy cost balances. For reference, the total deferred electric energy cost balance at August 31, 2001 was $241.7 million. The extent to which the amounts recovered will be sufficient to offset the deferred cost balances will depend on a number of factors beyond our control, including, but not limited to, the availability of hydroelectric resources and energy prices in wholesale markets.

OUR ONGOING CASH REQUIREMENTS, COMBINED WITH RESTRICTED ACCESS TO CASH HAVE RESULTED IN WAIVERS OF CERTAIN COVENANTS UNDER OUR BANK CREDIT AGREEMENT.

     Our bank credit agreement and certain other financing agreements contain covenants to maintain specified financial ratios. Unless we are able to generate additional cash with the proceeds of asset sales and/or the sale of equity securities, we could be in default under one or more of such agreements. Any such default could result in cross-defaults to other agreements and could induce vendors and other counterparties to demand collateral. In order to avoid impending defaults, the banks under our credit agreement have recently waived compliance with certain covenants through the May 29, 2002 expiration date of the agreement. If an event of default occurred, it would be virtually impossible to obtain financing on any reasonable terms to pay creditors or fund operations, and, in this event, we would likely be prohibited from paying dividends on our capital stock.

OUR CASH FLOW AND EARNINGS COULD CONTINUE TO BE ADVERSELY AFFECTED, BEYOND THE TERM OF THE PROPOSED RATE INCREASES, DUE TO POTENTIAL HIGH PRICES FOR PURCHASED POWER, INCREASED DEMAND, CONTINUED LOW AVAILABILITY OF OUR HYDROELECTRIC RESOURCES, OUTAGES OF OUR GENERATING FACILITIES OR A FAILURE TO DELIVER ON THE PART OF OUR VENDORS.

     If Avista Utilities' purchased power costs continue to exceed the levels recovered from retail customers, its cash flow and earnings would continue to be negatively affected. Factors which could cause purchased power costs to continue at levels higher than planned include, but are not limited to, a return to high prices in Western wholesale markets and/or continued high volumes of energy purchased in wholesale markets due to:

o    increases in demand due, for example, either to weather or customer growth,

o continued diminished availability of hydroelectric resources due to poor rainfall and streamflow conditions,

o    outages of any of our thermal or other generating facilities, and

o failure to deliver on the part of any parties from which we purchase capacity or energy.

WE ARE SUBJECT TO THE COMMODITY PRICE RISK, CREDIT RISK AND OTHER RISKS ASSOCIATED WITH ENERGY TRADING AND MARKETING ACTIVITIES.

     Our subsidiary, Avista Energy, trades electricity and natural gas, along with derivative commodity instruments, including futures, options, swaps and other contractual arrangements. As a result of these trading activities, we are subject to various risks, including commodity price risk and credit risk, as well as possible new risks resulting from the recent imposition of market controls by federal and state agencies. The Federal Energy Regulatory Commission ("FERC") is conducting separate proceedings related to market controls within California and within the Pacific Northwest that include proposals by certain parties to retroactively impose price caps. The retroactive application of price caps could result in liabilities for refunding revenues recognized in prior periods. Avista Energy and other parties are vigorously opposing these proposals. If retroactive price caps were imposed, Avista Energy could develop offsetting claims.


     In connection with matching loads and resources, Avista Utilities also engages in wholesale sales and purchases of electric capacity and energy, and, accordingly, is also subject to commodity price risk, credit risk and other risks associated with these activities. Avista Utilities may also be exposed to refunds for wholesale power sales depending on the outcome of the FERC's retroactive price cap proceeding for the Pacific Northwest but would also have the opportunity to establish offsetting claims.


                               AVISTA CORPORATION

GENERAL

     Avista Corp., which was incorporated in the State of Washington in 1889, is an electric and gas utility company having operations located in the Pacific Northwest. We also have subsidiaries involved in energy, information and technology businesses. As of June 30, 2001, our employees included approximately 1,520 people in our utility operations and approximately 850 people in our subsidiary businesses. Our corporate headquarters are in Spokane, Washington, which serves as the Inland Northwest's center for manufacturing, transportation, health care, education, communication, agricultural and service businesses.

     Our operations are organized into four lines of business

o    Avista Utilities,

o    Energy Trading and Marketing,

o    Information and Technology, and

o    Avista Ventures and Other.

     Avista Utilities, which is an operating division of Avista Corp. and not a separate entity, represents the regulated utility operations. Avista Capital, a wholly owned subsidiary of Avista Corp., owns all of the subsidiary companies engaged in the other lines of business.

BUSINESS STRATEGY

     Avista Corp.'s general business strategy is to:

o    Maintain a strong, efficient electric and gas utility business;

o    Own or control generation resources exceeding our retail electric load;

o Focus our energy trading and marketing business on opportunities arising in Western energy markets;

o Limit additional investments to energy-related businesses that generate economic value; and

o    Achieve a fair return for investors.

ENERGY BUSINESSES

     Avista Utilities

     Avista Utilities provides electricity and natural gas distribution and transmission services to a total of approximately 312,000 retail customers in a 26,000 square mile area in eastern Washington and northern Idaho with a population of approximately 835,000. It also provides natural gas distribution service to a total of approximately 279,000 retail customers in a 4,000 square mile area in northeast and southwest Oregon and in the South Lake Tahoe region of California, with a combined population in these areas of approximately 500,000.


     Our retail customers include residential, commercial and industrial classifications, with the residential classification accounting for the most energy consumed and the greatest contribution to revenues. Avista Utilities also engages in wholesale sales and purchases of electric capacity and energy.


     Avista Utilities anticipates residential and commercial electric load growth to average approximately 2.6% annually for the next five years primarily due to expected increases in both population and the number of businesses in its service territory. Avista Utilities expects natural gas load growth, including transportation volumes, to average for the next five years approximately 2.7% annually in the Washington and Idaho service area and approximately 3.4% annually in the Oregon and South Lake Tahoe service areas, in each case due to expected conversions from electric space and water heating to natural gas, and increases in both population and the number of businesses in these areas. These projections are based on purchased economic forecasts, publicly available studies, and internal analysis of company-specific data, such as energy consumption patterns and internal business plans.

     In addition to providing electric transmission and distribution services, Avista Utilities generates electricity. Avista Utilities owns and operates eight hydroelectric projects, a wood-waste fueled generating station and two natural gas-fired combustion turbine (CT) generating units. It also owns a 15% share in a two-unit coal-fired generating facility and leases and operates two additional natural gas-fired CT generating units. These facilities have a maximum capacity of approximately 1,470 megawatts, of which 65% is hydroelectric and 35% is thermal. Avista Utilities is pursuing the acquisition and construction of several small generation projects in its service territory. In addition, Avista Utilities has a number of long-term power purchase and exchange contracts that increase its available resources.

     Historically, Avista Utilities' electric rates to retail customers have been among the lowest of all investor-owned utilities in the United States, due primarily to the large proportion of hydroelectric resources. Retail electric rates will remain low, on a relative basis, even if the proposed rate increases in Washington and Idaho, described below, are granted as requested.

     In February 2000 Avista Utilities received a new 45 year operating license from the FERC for the Cabinet Gorge and Noxon Rapids Hydroelectric Generating Stations, which have a combined maximum generating capacity of 697 MW. Of Avista Utilities' remaining 191 MW of hydroelectric resources, 155 MW represents the maximum capacity of six other plants operated under a FERC license. This license will have to be renewed in 2007.

     Avista Utilities has been seeking to make arrangements for the financing needed to complete construction of the Coyote Springs 2 project, a 280 megawatt combined-cycle natural gas-fired plant near Boardman, Oregon, which is currently owned by Avista Power. If we are unable to obtain this financing, we will have to consider other alternatives, such as, for example, the sale of the project with an agreement by Avista Utilities to purchase all or part of the output.

     Dramatic increases in the price of energy in Western wholesale markets during 2000 and the first part of 2001, compounded by the deterioration of the availability of hydroelectric resources in 2001 to the lowest level in at least 73 years, have had an adverse effect on Avista Corp.'s financial condition and results of operations. See SUMMARY - "Recovery of Excess Energy Costs", RISK FACTORS, DEVELOPMENTS IN WHOLESALE ENERGY MARKETS and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Avista Corp.'s Annual Report on Form 10-K for the year ended December 31, 2000 and in Avista Corp.'s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001.

     Energy Trading and Marketing

     Energy Trading and Marketing is comprised of Avista Energy, Inc. ("Avista Energy"), and Avista Power, LLC ("Avista Power"). Avista Energy is an electricity and natural gas trading and marketing business. Avista Energy operates in the Western Systems Coordinating Council, which is comprised of the eleven Western states.

     Avista Energy is in the business of buying and selling electricity and natural gas. Avista Energy's customers include commercial and industrial end-users, electric utilities, natural gas distribution companies and other trading companies. Avista Energy also trades electricity and natural gas derivative commodity instruments.

     Avista Power, is a 49% owner, of a 270 megawatt natural gas combustion turbine facility in Rathdrum, Idaho, which commenced commercial operation in September 2001. All of the output is contracted to Avista Energy for 25 years. Due to changing market conditions and as part of the Avista Corp's overall business strategy, Avista Corp. has decided that Avista Power will not develop any additional non-regulated generating projects.

OTHER BUSINESSES

     Information and Technology is comprised of Avista Laboratories, Inc. ("Avista Labs"), Avista Advantage, Inc. ("Avista Advantage") and Avista Communications, Inc. ("Avista Communications").

o Avista Labs is in the process of developing both modular Proton Exchange Membrane fuel cells for power generation at the site of the consumer or industrial user and fuel cell components including fuel processors and hydrogen sensors. Avista Labs has recently initiated commercial sales of its hydrogen - only fuel cell systems for various applications, primarily back-up power for the commercial market.

o Avista Advantage is an e-commerce provider of facilities management billing and information services to commercial customers throughout the U.S. and Canada. Its primary product lines include consolidated billing, resource accounting, energy analysis, load profiling and maintenance and repair billing services.

o Avista Communications provides various telecommunications services to under-served communities primarily in the Northwest. Avista Corp. intends to limit its future investment in the telecommunications business and is searching for additional business partners for Avista Communications.

     The Avista Ventures and Other line of business includes several other minor subsidiaries. This line of business was formed to invest in business opportunities that would have potential value in Avista Corp.'s other existing lines of business. Avista Corp. is in the process of phasing out of this line of business.

                                 USE OF PROCEEDS

     The proceeds from the issuance and sale of the old notes were used: (a) to pay short-term debt and maturing long-term debt of Avista Corp. issued to fund a portion of its construction, improvement and maintenance programs, (b) to reimburse Avista Corp.'s treasury for funds previously expended for any of these purposes and (c) for other corporate purposes.

                    DEVELOPMENTS IN WHOLESALE ENERGY MARKETS

CALIFORNIA ENERGY CRISIS

     Beginning in the second quarter of 2000, the price of power and natural gas in the Western wholesale market increased considerably and became much more volatile. While prices have decreased during the second and third quarters of 2001, the wholesale markets remain volatile. Federal and state officials, including the FERC, the California Public Utility Commission and the Attorneys General of California, Oregon and Washington, have commenced reviews to determine the causes of the changes in the wholesale energy markets to develop legal and regulatory remedies to address alleged market failures or abuses and large defaults by certain parties in California.

     In early 2001, California's two largest utilities, Southern California Edison ("SCE") and Pacific Gas & Electric Company ("PG&E"), defaulted on several hundred million dollars of payment obligations owed to various creditors. The PG&E and SCE defaults resulted in subsequent defaults by the California Power Exchange ("CalPX"), the California Independent System Operator ("CalISO") and the Automated Power Exchange ("APX"). The latter three parties have defaulted on their payment obligations to Avista Energy. On March 10, 2001, the CalPX filed in U.S. Bankruptcy Court a voluntary petition under Chapter 11 of the bankruptcy code. The Bankruptcy Court has appointed Avista Energy and other market participants to a Creditors Committee to participate in the CalPX bankruptcy proceedings.

     The Governor of California invoked emergency executive powers to seize certain power contracts (called "block forward contracts") between the CalPX and, respectively, PG&E and SCE after PG&E's and SCE's defaults. The block forward contracts would have been significant assets of the CalPX bankruptcy estate if they had not been so removed by the Governor. On July 20, 2001, the Creditors Committee filed suit against the State of California related to the seized block forward contracts. On September 20, 2001, the U.S. Court of Appeals for the Ninth Circuit ruled in a parallel claim by one of the CalPX creditors that wholesale energy suppliers are entitled to injunctive relief from the State of California. At this time, it is not possible to predict the timing or outcome of this claim against the State of California.

     In an attempt to keep the CalPX settlement accounts intact despite the PG&E and SCE defaults, the CalPX began levying backcharges in January 2001 by withholding amounts payable to participants and invoicing additional amounts. In February 2001, Avista Energy obtained a Temporary Restraining Order ("TRO") in the U.S. District Court for the Central District of California, suspending the backcharges. On March 5, 2001, the Court issued a preliminary injunction that continued the relief granted by the TRO and required the escrowing of amounts received by the CalPX. Avista Energy joined in a group of nine complainants filing with the FERC seeking to defeat the backcharges. In April 2001, the FERC issued its order granting a permanent bar from the backcharge practice and ruled the prior backcharges to be invalid.

     On April 6, 2001, PG&E filed in the U.S. Bankruptcy Court a voluntary petition under Chapter 11 of the bankruptcy code. PG&E is a significant debtor to the CalPX and the CalISO which, as described above, have defaulted on obligations to Avista Energy. None of Avista Corp.'s business units is owed obligations directly by PG&E. Avista Energy is actively engaged in the PG&E bankruptcy proceedings to further protect its interests in the CalPX and CalISO debts. As of June 30, 2001, Avista Energy's accounts receivable related to defaulting parties in California, net of reserves, were approximately $7.8 million.

     FERC issued an order on August 23, 2000 initiating hearing proceedings under the Federal Power Act to address matters affecting bulk power markets and wholesale energy prices (including volatile price fluctuations) in California. On November 1, 2000, FERC proposed specific remedies to address dysfunctions in California's wholesale bulk markets and to ensure just and reasonable wholesale power rates by public utility sellers in California. FERC denied requested refunds from sellers of electric power for sales prior to October 2, 2000 and held that sales made after October 2, 2000 are subject to refund, with the level and extent of any refund to be determined in future orders. On April 26, 2001, FERC issued a price mitigation order that capped CalISO spot market prices during times of power shortages (reserve margins falling below 7% as determined by the CalISO) at the highest clearing price during reserve deficiency hours. On June 18, 2001, FERC expanded its price mitigation plan for the California spot market to 24 hours a day, seven days a week and broadened the price curbs to the eleven state Western region. Throughout the West, during non-reserve deficiency hours, prices cannot, absent justification, exceed 85 percent of the highest hourly clearing price in the most recent California Stage 1 reserve deficiency until September 30, 2002. Even though California's seasonal peak usage is opposite of that of the Northwest, the California-determined highest hourly clearing price also governs prices in the Pacific Northwest.

     On July 25, 2001, the FERC issued an order to commence a fact-finding hearing to determine amounts to be refunded for certain sales, which are defined as covering the period from October 2, 2000 to June 20, 2001 in the California spot market operated by the CalISO and the CalPX. The July 25 order provides that any refunds owed could be offset against unpaid energy debts due to the same party. Avista Energy is participating in this proceeding pursuant to the FERC order and cannot predict its outcome at this time.

     The July 25, 2001 FERC order also directed a separate evidentiary proceeding to explore wholesale power market issues in the Pacific Northwest. The FERC's Pacific Northwest proceeding seeks to determine whether there were excessive charges for spot market sales in the Pacific Northwest in the period December 25, 2000 to June 20, 2001, and whether there is sufficient factual basis for the FERC to take further action. Based on their application of selected retroactive pricing methods, certain parties have asserted claims for significant refunds from Avista Energy and lesser refunds from Avista Utilities. Avista Energy and Avista Utilities have joined with numerous other wholesale market participants to vigorously oppose proposals for retroactive price caps and refund claims. If retroactive price caps were imposed, Avista Energy and Avista Utilities could develop offsetting claims. At this time, it is not possible to predict the timing or outcome of these refund proceedings.

AVISTA UTILITIES - REGULATORY MATTERS

     On August 9, 2000, the WUTC approved Avista Utilities' request for deferred accounting treatment for certain power costs related to increases in short-term power prices from July 1, 2000 through June 30, 2001. The specific power costs deferred include the changes in power costs to Avista Utilities from the costs included in base retail rates resulting from changes in short-term wholesale market prices, changes in the level of hydroelectric generation and changes in the level of thermal generation (including changes in fuel prices). The deferrals each month are calculated as the difference between the actual costs to Avista Utilities associated with these three power cost components, and the level of costs included in Avista Utilities' base retail rates. The power costs deferred are related solely to the operation of Avista Utilities' system resources to serve its system retail and wholesale load obligations.

     On January 24, 2001, the WUTC approved a modification to the deferral mechanism to recover power supply costs associated with meeting increased retail and wholesale system load requirements, effective December 1, 2000. The approval of the modification was conditioned on Avista Utilities filing by March 20, 2001 a proposal addressing the prudence of the incurred power costs, the optimization of Company-owned resources to the benefit of retail customers and the appropriateness of recovery of power costs through a deferral mechanism. This proposal was also to address cost of capital offsets to recognize the shift in risk from shareholders to ratepayers and Avista Utilities' plan to mitigate the deferred power costs.

     On May 23, 2001, the WUTC approved a settlement agreement reached among Avista Corp., the staff of the WUTC and other parties with respect to deferred power costs. The agreement, among other things, provided for the extension of Avista Corp.'s deferral accounting mechanism through February 2003. Due to the planned addition of generating resources as well as the expiration of certain long-term power sale agreements, Avista Utilities, at the time of the settlement agreement, expected to be in a power surplus position by the middle of 2002. The agreement was based, in part, on the expectation that Avista Utilities' profits from surplus power sales would offset the power cost deferral balance, reducing the balance to zero by February 2003 without any price increase to retail customers. These expectations were based on assumptions as to a number of variables including, but not limited to, streamflow conditions, thermal plant performance, level of retail loads, wholesale market prices and the amount of additional generating resources. Avista Utilities reserved the right to alter, amend, or terminate the settlement agreement as well as the right to seek interim rate relief. Since the issuance of the FERC price mitigation plan on June 18, 2001, as described above, wholesale market prices in the West have decreased. The wholesale market price decrease negatively affected Avista Utilities' plan for recovery of deferred power costs through future surplus power sales.

     During June and the first part of July 2001, Avista Utilities evaluated the effect of the recent decline in wholesale market prices and the FERC price mitigation plan on its ability to recover deferred power cost balances under the settlement agreement approved by the WUTC on May 23, 2001 and the continuing power cost adjustment ("PCA") mechanism for Idaho customers approved by the IPUC. The combination of low hydroelectric availability, the cost of energy and capacity under forward contracts entered during a period of high wholesale prices to meet customer demand for 2001, the recent decline in forward wholesale prices and the FERC price mitigation plan have increased current and estimated future deferred costs to levels significantly higher than originally anticipated and significantly reduced the expected value from future surplus sales of energy. As such, Avista Utilities determined that the plan for recovery of deferred cost balances, as contemplated in the May 23, 2001 settlement agreement with the WUTC and the existing PCA with the IPUC, is no longer feasible.

     Accordingly, on July 18, 2001 Avista Utilities filed requests with the WUTC and IPUC for the approval of a temporary electric energy surcharge of 36.9 percent in Washington and a PCA increase of 14.7 percent in Idaho. Avista Utilities estimated that, if the proposed rate increases were approved by the WUTC and the IPUC, revenues would increase by $105.3 million per year. However, there would be no impact on net income as this increased revenue would only be a cash recovery of deferred power costs. As of June 30, 2001, Avista Utilities had deferred $142.7 million in costs for energy purchased on the wholesale market that has not been recovered in rates. Deferred power costs have increased to $241.7 million as of August 31, 2001. Avista Utilities requested the surcharge and the PCA increase to become effective on September 15, 2001 and continue until December 31, 2003, subject to an earlier termination if deferred cost balances were reduced to zero before that date. Avista Utilities expected that, if the surcharge and PCA increase were granted as requested and were allowed to remain in affect, Avista Utilities' deferred cost balances would be reduced to zero by December 31, 2003. This expectation was based on a variety of assumptions made in light of circumstances existing at the time of filing, including wholesale energy prices remaining at or near then current forward market prices as well as a gradual return to average hydroelectric availability.

     The staff of the WUTC, which operates independently of the three WUTC commissioners, has released its recommendation to the commission regarding the Company's electric surcharge request. The staff has recommended that the Company's request be reduced to a 32.6 percent increase and be applied to a 90 day period, instead of the 27 month period requested by the Company. At the end of the 90 day period, the Company could seek an extension of the surcharge period only if the Company has initiated a full review of its revenues and expenses with the WUTC by September 28, 2001. The staff has also recommended that the additional revenues collected be placed in a separate account, subject to refund to customers until it is determined the excess power costs were prudently incurred. Further, the staff has recommended the surcharge only provide for the recovery of excess energy costs incurred prior to June 30, 2001. The Company has filed vigorous rebuttal testimony to the staff's recommendation. In its rebuttal testimony, the Company has indicated the limited duration and amount of the surcharge provides too little certainty with respect to the liquidity of the Company and would preclude the Company from obtaining debt or equity financing. Hearings regarding the proposed surcharge were held during early September 2001, and it is anticipated that the WUTC will issue its order regarding the proposed surcharge to Washington electric customers during the week beginning September 24, 2001.

     The staff of the IPUC has recommended that the IPUC approve the Company's request for an increase to the PCA in all material respects. Hearings are scheduled to be held before the IPUC during the week of September 24, 2001, and it is expected that the IPUC will issue an order regarding any adjustment to the Idaho PCA mechanism in early October 2001.

     The Company will file a Current Report on Form 8-K describing the WUTC and IPUC orders after they are issued, which report will be incorporated by reference into this prospectus.

     The extent to which the amounts recovered will be sufficient to offset the deferred power cost balances will depend not only on the magnitude and duration of the rate increases granted but also on the on-going changes in the amount of the balances throughout the term of the rate increases. The amount of the balances will accrue a carrying charge and will continue to be affected by a variety of market factors beyond our control including, but not limited to, the availability of hydroelectric resources, energy demand and energy prices in wholesale markets.

     It is expected that any Washington surcharge which may be granted will be subject to refund or modification should it be subsequently determined Avista Utilities is not able to demonstrate the prudence of the incurred power costs, the optimization of Avista Utility-owned resources to the benefit of retail customers and the appropriateness of recovery of power costs through a deferral mechanism. In its request to the WUTC, Avista Utilities committed to file a general rate case in November 2001. That proceeding will address, in addition to the issues referred to above, the regulatory treatment of the Coyote Springs 2 project, various power supply issues previously raised by the WUTC, a long-term period power cost adjustment mechanism to be proposed by Avista Utilities, as well as other issues customarily addressed in general rate cases, including whether or not the total rates are just and reasonable.


                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     Avista Corp. is offering to issue its 9.75% Senior Notes Due June 1, 2008, which have been registered under the Securities Act (the "New Notes"), in exchange for its 9.75% Senior Notes Due June 1, 2008, which have not been so registered (the "Old Notes"), as described herein (the "Exchange Offer").

     The Old Notes were sold by Goldman, Sachs & Co. (the "Initial Purchaser") on April 3, 2001 to a limited number of institutional investors (the "Purchasers"). In connection with the sale of the Old Notes, Avista Corp. and the Initial Purchaser entered into an Exchange and Registration Rights Agreement, dated April 3, 2001 (the "Registration Rights Agreement"), which requires, among other things, Avista Corp.

          (a) to file with the Securities and Exchange Commission (the "SEC") a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to New Notes identical in all material respects to the Old Notes, to use commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act and to make an exchange offer for the Old Notes as discussed below, or

          (b) to register the Old Notes under the Securities Act.

Avista Corp. is obligated, upon the effectiveness of the exchange offer registration statement referred to in (a) above, to offer the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy Avista Corp.'s obligations under that agreement. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on Avista Corp.'s books, any other person who has obtained a properly completed assignment from the registered holder or any DTC participant whose Old Notes are held of record by DTC. At the date of this prospectus, the sole Holder of Old Notes is DTC.

     In participating in the Exchange Offer, a Holder is deemed to represent to Avista Corp., among other things, that

          (a) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder,

          (b) neither the Holder nor any such other person receiving such new notes is engaging in or intends to engage in a distribution of such New Notes,

          (c) neither the Holder nor any such other person receiving such new notes has an arrangement or understanding with any person to participate in the distribution of such New Notes, and

          (d) neither the Holder nor any such other person receiving such new notes is an "affiliate," as defined in Rule 405 under the Securities Act, of Avista Corp.

     Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third-parties, Avista Corp. believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale and resold or otherwise transferred by any Holder of such New Notes (other than any such Holder which is an "affiliate" of Avista Corp. within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to Holders which are broker-dealers) without compliance with the registration and prospectus delivery requirements of the Securities Act, so long as such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such New Notes. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Under no circumstances may this prospectus be used for any offer to resell or any resale or other transfer in connection with a distribution of the New Notes. In the event that Avista Corp.'s belief is not correct, Holders of the New Notes who transfer New Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability thereunder. Avista Corp. does not assume or indemnify Holders against such liability.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes which were acquired by such broker-dealer as a result of market-making activities or other trading activities must, and must agree to, deliver a prospectus in connection with any resale of such New Notes. This prospectus may be used for such purpose. Any such broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act. The foregoing interpretation of the staff of the SEC does not apply to, and this prospectus may not be used in connection with, the resale by any broker-dealer of any New Notes received in exchange for an unsold allotment of Old Notes purchased directly from Avista Corp.

     Avista Corp. has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer.

     The Exchange Offer is not being made to, nor will Avista Corp. accept tenders for exchange from, Holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

     See PLAN OF DISTRIBUTION.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, Avista Corp. will accept any and all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Avista Corp. will issue $1,000 in principal amount of New Notes in exchange for each $1,000 in principal amount of outstanding Old Notes surrendered in the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the New Notes will be the same as the form and terms of the Old Notes. The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Indenture pursuant to which the Old Notes were issued. The New Notes will be registered under the Securities Act while the Old Notes were not.

     As of the date of this prospectus, $400,000,000 in aggregate principal amount of the Old Notes is outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered Holders of the Old Notes.

     Avista Corp. will be deemed to have accepted validly tendered Old Notes when, as and if Avista Corp. shall have given oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New Notes from Avista Corp.

     Old Notes that are not tendered for exchange in the Exchange Offer will remain outstanding and will be entitled to the rights and benefits such Holders have under the Indenture. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange pursuant to the Exchange Offer. Avista Corp. will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS TO THE EXCHANGE OFFER

     The term "Expiration Date," shall mean 5:00 p.m., New York City time on , 2001, unless Avista Corp., in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, Avista Corp. will notify the Exchange Agent of any extension by oral (promptly confirmed in writing) or written notice and will mail to the registered Holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

     Avista Corp. reserves the right, in its sole discretion,

          (a) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions to the Exchange Offer" shall not have been satisfied by giving oral (promptly confirmed in writing) or written notice of such delay, extension or termination to the Exchange Agent or

          (b) to amend the terms of the Exchange Offer in any manner.

Any such delay in acceptances, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered Holders. If the Exchange Offer is amended in a manner determined by Avista Corp. to constitute a material change, Avista Corp. will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders of the Old Notes, and Avista Corp. will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which Avista Corp. may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, Avista Corp. will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     Upon satisfaction or waiver of all the conditions to the Exchange Offer, Avista Corp. will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Conditions to the Exchange Offer." For purposes of the Exchange Offer, Avista Corp. will be deemed to have accepted properly tendered Old Notes for exchange when, as and if Avista Corp. shall have given oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent.

     In all cases, issuance of the New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed letter of transmittal (or facsimile thereof or an Agent's message in lieu thereof) and all other required documents; provided, however, that Avista Corp. reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount or a greater principal amount, respectively, than the Holder desires to exchange, then such unaccepted or non-exchanged Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, Avista Corp. will not be required to exchange any New Notes for any Old Notes and may terminate the Exchange Offer before the acceptance of any Old Notes for exchange, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in Avista Corp.'s reasonable judgment, might materially impair the ability of Avista Corp. to proceed with the Exchange Offer; or

          (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC, which, in Avista Corp.'s reasonable judgment, might materially impair the ability of Avista Corp. to proceed with the Exchange Offer.

     If Avista Corp. determines in its sole discretion that any of these conditions are not satisfied, Avista Corp. may

          (c) refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders,

          (d) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders who tendered such Old Notes to withdraw their tendered Old Notes, or

          (e) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, Avista Corp. will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and Avista Corp. will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

PROCEDURES FOR TENDERING--REGISTERED HOLDERS AND DTC PARTICIPANTS

     REGISTERED HOLDERS OF OLD NOTES, AS WELL AS BENEFICIAL OWNERS WHO ARE DIRECT PARTICIPANTS IN DTC, WHO DESIRE TO PARTICIPATE IN THE EXCHANGE OFFER SHOULD FOLLOW THE DIRECTIONS SET FORTH BELOW AND IN THE LETTER OF TRANSMITTAL.

     ALL OTHER BENEFICIAL OWNERS SHOULD FOLLOW THE INSTRUCTIONS RECEIVED FROM THEIR BROKER OR NOMINEE AND SHOULD CONTACT THEIR BROKER OR NOMINEE DIRECTLY. THE INSTRUCTIONS SET FORTH BELOW AND IN THE LETTER OF TRANSMITTAL DO NOT APPLY TO SUCH BENEFICIAL OWNERS.

     Registered Holders

     To tender in the Exchange Offer, a Holder must complete, sign and date the letter of transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile to the Exchange Agent prior to the Expiration Date. In addition, either

          (a) certificates for such Old Notes must be received by the Exchange Agent along with the letter of transmittal, or

          (b) the Holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the letter of transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to the Expiration Date.

     The tender by a Holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such Holder and Avista Corp. in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER, BUT THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO AVISTA CORP. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto is tendered

          (a) by a registered Holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal or

          (b) for the account of an Eligible Institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the

National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (an "Eligible Institution").

     If the letter of transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power signed by such registered Holder as such registered Holder's name appears on such Old Notes.

     If the letter of transmittal or any Old Notes or bond or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Avista Corp., evidence satisfactory to Avista Corp. of their authority to so act must be submitted with the letter of transmittal.

     Holders who wish to tender their Old Notes and

          (a) whose Old Notes are not immediately available,

          (b) who cannot deliver their Old Notes, the letter of transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or

          (c) who cannot complete the procedures for book-entry tender on a timely basis may effect a tender if:

               (1) the tender is made through an Eligible Institution;

               (2) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder, the certificate number(s) of such Old Notes (unless tender is to be made by book-entry transfer) and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the date of delivery of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or Book-Entry Confirmation (as defined in the letter of transmittal), as the case may be, together with a properly completed and duly executed letter of transmittal (or facsimile thereof or Agent's Message in lieu thereof), with any required signature guarantees and all other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

               (3) the certificates and/or other documents referred to in clause
          (2) above must be received by the Exchange Agent within the time specified above.

     Upon request to the Exchange Agent a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

     DTC Participants

     Any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. Such delivery must be accompanied by either

          (a) the letter of transmittal or facsimile thereof, with any required signature guarantees or

          (b) an Agent's Message (as hereinafter defined),

and any other required documents, and must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to the Expiration Date or the guaranteed delivery procedures described above must be complied with. The Exchange Agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer within two business days after the date of this prospectus.

     The term "Agent's Message" means a message, electronically transmitted by DTC to and received by the Exchange Agent, and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgement from a Holder of Old Notes stating that such Holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the Letter of Transmittal and, further, that such Holder agrees that the Company may enforce the Letter of Transmittal against such Holder.

     Miscellaneous

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by Avista Corp. in its sole discretion, which determination will be final and binding. Avista Corp. reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes Avista Corp.'s acceptance of which would, in the opinion of counsel for Avista Corp., be unlawful. Avista Corp. also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. Avista Corp.'s interpretation of the terms and conditions of the Exchange Offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as Avista Corp. shall determine. Although Avista Corp. intends to notify Holders of defects or irregularities with respect to tenders of Old Notes, none of Avista Corp., the Exchange Agent, or any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date.

     By tendering, each Holder or the Person receiving the New Notes, as the case may be will be deemed to represent to Avista Corp. that, among other things,

o the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the Person receiving such New Notes, whether or not such person is the Holder,

o neither the Holder nor any such other person is engaged or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of such New Notes, and

o neither the Holder nor any such other Person is an "affiliate," as defined in Rule 405 of the Securities Act, of Avista Corp.

     In all cases, issuance of New Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for the Old Notes tendered for exchange or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at DTC, a properly completed and duly executed letter of transmittal (or facsimile thereof or Agent's Message in lieu thereof) and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the Exchange Offer.

     Avista Corp. reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth above under "--Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

WITHDRAWAL OF TENDERS OF OLD NOTES

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must

          (a) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),

          (b) identify the Old Notes to be withdrawn (including the certificate number (unless tendered by book-entry transfer),

          (c) be signed by the Holder in the same manner as the original signature on the letter of transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender, and

          (d) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by any method of delivery described in this paragraph.

      All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by Avista Corp., whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal; and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

EXCHANGE AGENT

     Chase Manhattan Bank and Trust Company, National Association has been appointed as Exchange Agent of the Exchange Offer. Requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery with respect to the exchange of the Old Notes should be directed to the Exchange Agent addressed as follows:

     Chase Manhattan Bank and Trust Company, National Association
     101 California Street, Suite 2725
     San Francisco, California 94111-5830

     Attention:  Karen Lei

     By Telephone: (415) 954-9518

     By Facsimile: (415) 693-8850

FEES AND EXPENSES

     The expenses of soliciting tenders will be paid by Avista Corp. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by officers and regular employees of Avista Corp. and its affiliates.

     Avista Corp. has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers-dealers or others soliciting acceptances of the Exchange Offer. Avista Corp., however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by Avista Corp. and are estimated in the aggregate to be approximately $250,000. Such expenses include registration fees, fees and expenses of the Exchange Agent, accounting and legal fees and printing costs, among others.

     Avista Corp. will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of Old Notes tendered, or if tendered Old Notes are registered in the name of, any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

                          DESCRIPTION OF THE NEW NOTES

     You can find the definitions of certain terms used in this description under the subheading "--Certain Definitions." In this description, the words "Avista Corp." refer only to Avista Corporation and not to any of its subsidiaries, except for purposes of financial data determined on a consolidated basis. The Old Notes and the New Notes are sometimes collectively called the "notes".

     Avista Corp. issued the Old Notes under an indenture, dated as of April 3, 2001, between itself and Chase Manhattan Bank and Trust Company, National Association, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

     The following description is a summary of the material provisions of the indenture relating to the Old Notes. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the Old Notes. Some defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the indenture.

     The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

RANKING OF THE NOTES

     The notes:

o    are general unsecured obligations of Avista Corp.;

o are pari passu in right of payment with all existing and future unsecured senior Indebtedness of Avista Corp.; and

o are senior in right of payment to all current and future subordinated Indebtedness of Avista Corp., if any.


     As of the date of this prospectus, Avista Corp. had outstanding $423.5 million principal amount of first mortgage bonds, which are secured by the lien of the Mortgage and Deed of Trust, dated as of June 1, 1939, as supplemented, on substantially all of Avista Corp.'s utility plant assets (currently owned or hereafter acquired). This amount includes $220.0 million non-transferable first mortgage bonds which were delivered to secure Avista Corp.'s credit agreement which is also secured by a pledge of the capital stock of Avista Capital. As of the date of this prospectus, Avista Corp. had outstanding $125.0 million of short-term bank debt outstanding under this credit agreement with remaining available commitments of $95.0 million. See BANK CREDIT AGREEMENTS. Avista Corp.'s obligations under its Credit Facilities are secured by $220.0 million of such first mortgage bonds (which are non-transferable) and by a pledge of the stock of Avista Capital. By reason, and to the extent, of the 1939 Mortgage and the pledge of Avista Capital stock, the first mortgage bonds and secured bank debt rank prior to the notes. In addition, as of the date of this prospectus, Avista Corp. also had outstanding $863.8 million of unsecured long-term debt and $74.0 million of current portion of unsecured long-term debt. All of such unsecured indebtedness is pari passu in right of payment with the notes. In addition, Avista Corp. had subordinated debentures in a net principal amount outstanding of $103.4 million which are held by the trusts which issued $100.0 million of outstanding preferred trust securities. The notes are senior in right of payment to these debentures. The amounts of indebtedness discussed in this paragraph relate to Avista Corp. only and not to its subsidiaries.


     As of the date of this prospectus, all of our subsidiaries are "Restricted Subsidiaries." However, under the circumstances described below under the subheading "--Certain Other Covenants--Designation of Restricted and Unrestricted Subsidiaries", we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.


     Although its utility operations are conducted directly by Avista Corp., all of the other operations of Avista Corp. are conducted through its subsidiaries. The notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Avista Corp.'s subsidiaries. Any right of Avista Corp. to receive assets of any of its subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that Avista Corp. is itself recognized as a creditor of the subsidiary, in which case the claims of Avista Corp. would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by Avista Corp. In addition, Avista Corp.'s ability to access the cash flow of its subsidiaries is subject to substantial restrictions. As of June 30, 2001, Avista Corp.'s subsidiaries had approximately $3.2 million of Indebtedness to third parties, $229.8 million of notes and accounts payable to Avista Corp., $557.0 million of payables and other liabilities, and $2.0 billion of energy commodity liabilities (energy commodity liabilities are held in a portfolio containing $2.2 billion of energy commodity assets) outstanding.


PRINCIPAL, MATURITY AND INTEREST


     Avista Corp. has limited the aggregate principal amount of notes which can be issued under the indenture to $600.0 million, of which Avista Corp. has issued $400.0 million aggregate principal amount. Avista Corp. may issue additional notes (the "Additional Notes") from time to time. Any offering of Additional Notes is subject to the covenant described below under the caption "--Certain Other Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any Additional Notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Avista Corp. will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on June 1, 2008.


     Interest on the notes will accrue at the rate of 9.75% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2001. Avista Corp. will make each interest payment to the holders of record on the immediately preceding May 15 and November 15.

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder has given wire transfer instructions to Avista Corp. at least ten business days prior to the applicable payment date, Avista Corp. will pay all principal, interest and premium, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar for the notes within the City and State of New York unless Avista Corp. elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. Avista Corp. may change the paying agent or registrar without prior notice to the holders, and Avista Corp. or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Avista Corp. is not required to transfer or exchange any note selected for redemption.

OPTIONAL REDEMPTION

     The notes are redeemable in whole or in part, at the option of Avista Corp. at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the notes being redeemed discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield plus 50 basis points, plus, for (i) or (ii) above, whichever is applicable, accrued interest on such notes to the date of redemption.

     "Treasury Yield" means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of such notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such Redemption Date, as set forth in the H.15 Daily Update of the Federal Reserve Bank of New York or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the Reference Treasury Dealer Quotation for such redemption date.

     "H.15(519)" means the weekly statistical release entitled "Statistical Release H.15 (519)", or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15(519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.

     "Independent Investment Banker" means an independent investment banking institution of national standing appointed by Avista Corp. and reasonably acceptable to the trustee.

     "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date).

     "Reference Treasury Dealer" means a primary U.S. Government securities dealer in New York City appointed by Avista Corp. and reasonably acceptable to the trustee.

     Notice of redemption shall be given not less than 15 days nor more than 60 days prior to the date fixed for redemption.

     Unless Avista Corp. defaults in payment of the Redemption Price (as defined below), from and after the Redemption Date, the notes or portions thereof called for redemption will cease to bear interest, and the holders thereof will have no right in respect to such notes except the right to receive the Redemption Price thereof.

     Under the procedures set forth above, the price (the "Redemption Price") payable upon the optional redemption at any time of notes is determined by calculating the present value (the "Present Value") at such time of each remaining payment of principal of or interest on such notes and then totaling such Present Values. If the sum of such Present Values is equal to or less than 100% of the principal amount of such notes, the Redemption Price of such notes will be 100% of its principal amount (redemption at par). If the sum of such Present Values is greater than 100% of the principal amount of such notes, the Redemption Price of such notes will be such greater amount (redemption at a premium). In no event may a note be redeemed optionally at less than 100% of its principal amount.

     The Present Value at any time of a payment of principal of or interest on a note is calculated by applying to such payment the discount rate (the "Discount Rate") applicable to such payment. The Discount Rate applicable at any time to a payment of principal of or interest on a note equals the equivalent yield to maturity at such time of a fixed rate United States treasury security having a maturity comparable to the maturity of such payment plus 50 basis points; such yield being calculated on the basis of the interest rate borne by such United States treasury security and the price at such time of such security. The United States treasury security employed in the calculation of a Discount Rate (a "Relevant Security") as well as the price and equivalent yield to maturity of such Relevant Security will be selected or determined by an investment banker of national standing selected by Avista Corp. which is reasonably acceptable to the trustee.

     Whether the sum of the Present Values of the remaining payments of principal of and interest on a note to be redeemed optionally will or will not exceed 100% of its principal amount and, accordingly, whether such notes will be redeemed at par or at a premium will depend on the Discount Rate used to calculate such Present Values. Such Discount Rate, in turn, will depend upon the equivalent yield to maturity of a Relevant Security which yield will itself depend on the interest rate borne by, and the price of, the Relevant Security. While the interest rate borne by the Relevant Security is fixed, the price of the Relevant Security tends to vary with interest rate levels prevailing from time to time. In general, if at a particular time the prevailing level of interest rates for a newly issued United States treasury security having a maturity comparable to that of a Relevant Security is higher than the level of interest rates for newly issued United States treasury securities having a maturity comparable to such Relevant Security prevailing at the time the Relevant Security was issued, the price of the Relevant Security will be lower than its issue price. Conversely, if at a particular time the prevailing level of interest rates for a newly issued United States treasury security having a maturity comparable to that of a Relevant Security is lower than the level of interest rates prevailing for newly issued United States treasury securities having a maturity comparable to the Relevant Security at the time the Relevant Security was issued, the price of the Relevant Security will be higher than its issue price.

     Because the equivalent yield to maturity on a Relevant Security depends on the interest rate it bears and its price, an increase or a decrease in the level of interest rates for newly issued United States treasury securities with a maturity comparable to that of a Relevant Security above or below the levels of interest rates for newly issued United States treasury securities having a maturity comparable to the Relevant Security prevailing at the time of issue of the Relevant Security will generally result in an increase or a decrease, respectively, in the Discount Rate used to determine the Present Value of a payment of principal of or interest on a note. As noted above, if the sum of the Present Values of the remaining payments of principal of and interest on a note proposed to be redeemed is less than its principal amount, such note may only be redeemed at par.

MANDATORY REDEMPTION

     Avista Corp. is not required to make any mandatory redemption or sinking fund payments with respect to the notes.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

     No portion of a note less than $1,000 will be redeemed. Notices of redemption will be mailed by first class mail at least 15 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     In the event of a Change of Control, each holder of notes will have the right to require Avista Corp. to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Avista Corp. will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, thereon, to the date of purchase. Within ten days following any Change of Control, Avista Corp. will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, pursuant to the procedures required by the indenture and described in such notice. Avista Corp. will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

     On the Change of Control Payment Date, Avista Corp. will, to the extent lawful:

          (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes being purchased by Avista Corp.

     The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. Avista Corp. will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require Avista Corp. to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Avista Corp. repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. Accordingly, the indenture may not afford the holders of notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     Avista Corp. will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Avista Corp. and purchases all notes properly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Avista Corp. and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, it may be uncertain whether a holder of notes can require Avista Corp. to repurchase those notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Avista Corp. and its Subsidiaries taken as a whole.

  ASSET SALES

     Unless the Rating Condition is satisfied, Avista Corp. will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) Avista Corp. (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of, as determined by Avista Corp.'s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the trustee before or a reasonable time after such Asset Sale; and

          (2) at least 75% of the consideration received in such Asset Sale by Avista Corp. or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

               (a) any liabilities (as shown on Avista Corp.'s or such Restricted Subsidiary's most recent balance sheet) of Avista Corp. or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the notes) that are assumed by the transferee or purchaser of any such assets pursuant to an agreement that releases Avista Corp. or such Restricted Subsidiary from further liability; and

               (b) any securities, notes or other obligations received by Avista Corp. or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by Avista Corp. or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion, sale or exchange).

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale that is consummated at a time when the Rating Condition is not satisfied, Avista Corp. may apply those Net Proceeds:

          (1) to repay Indebtedness (other than intercompany Indebtedness) of Avista Corp., or a Restricted Subsidiary of Avista Corp., and to correspondingly reduce commitments if such Indebtedness constitutes revolving credit borrowings;

          (2) to make capital expenditures; or

          (3) to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, Avista Corp. may temporarily reduce revolving credit borrowings or otherwise invest Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are consummated at a time when the Rating Condition is not satisfied that are not applied or invested as provided above in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, Avista Corp. will make an Asset Sale Offer to all holders of notes (and to all holders of other Indebtedness that is pari passu with the notes and that contains provisions similar to those set forth in the indenture relating to the notes with respect to offers to purchase or redeem with the proceeds of sales of assets) to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount (or 100% of the accreted value thereof, in the case of Indebtedness sold at a discount) plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Avista Corp. may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, Avista Corp. will allocate the Excess Proceeds on a pro rata basis to the notes and such other Indebtedness tendered, and the trustee will select the notes to be purchased on a pro rata basis based on the principal amount of notes tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     Notwithstanding the foregoing,

          (1) Avista Corp. may (i) dispose of all or any portion of its transmission assets in one or more RTO Transactions, or (ii) effect, or permit any Restricted Subsidiary to effect, an Asset Sale in which the Capital Stock of Avista Communications, Avista Advantage or Avista Labs (provided such Person is operating substantially the same business as at the date of the indenture) is exchanged for Capital Stock or other securities of another Person if, upon completion thereof, the subject or transferee Person is no longer a Subsidiary of Avista Corp.; provided, however, that if the Rating Condition is not satisfied at the time of such transaction, Avista Corp. shall apply any Net Proceeds therefrom in accordance with the foregoing provisions; provided, further, that if Avista Corp. or any Restricted Subsidiary thereafter disposes of any Capital Stock or other securities or ownership interest in the subject or transferee Person received in, or retained subsequent to, any such transaction, any cash realized therefrom shall be treated as Net Proceeds from an Asset Sale and applied in accordance with the foregoing provisions; and

          (2) these provisions shall not apply to any Asset Sale which constitutes a transfer, conveyance, sale, lease or other disposition of all or substantially all of Avista Corp.'s properties or assets. See below under "--Certain Other Covenants--Merger, Consolidation or Sale of Assets."

     Avista Corp. will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, Avista Corp. will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

CERTAIN OTHER COVENANTS

     Set forth below are certain other covenants contained in the indenture. During any period of time that (i) Moody's and S&P have issued credit ratings of Avista Corp.'s senior unsecured debt of at least Baa2 and BBB, respectively, in each case with a stable or improving outlook and (ii) no Default has occurred and is continuing under the indenture (which we refer to collectively as the "Rating Condition"), Avista Corp. and its Restricted Subsidiaries will not be subject to the provisions of the Indenture described above under "Repurchase at the Option of Holders--Asset Sales", and the provisions described below under "--Restricted Payments", "--Incurrence of Indebtedness and Issuance of Preferred Stock", "--Dividend and Other Payment Restrictions Affecting Subsidiaries", and "--Transactions with Affiliates", and clause (4) of the "--Merger, Consolidation and Sale of Assets" covenant (collectively, the "Suspended Covenants"). If Avista Corp. and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the notes for any period of time as a result of the preceding sentence and, subsequently, one or both of Moody's and S&P withdraw their ratings or downgrade the ratings assigned to the notes below the specified ratings, then Avista Corp. and each of its Restricted Subsidiaries (except to the extent that any Restricted Subsidiary is not subject to any such covenant pursuant to the terms thereof) will thereafter again be subject to the Suspended Covenants for the benefit of the notes and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the covenant described below under "--Restricted Payments" as if such covenant had been in effect during the entire period of time from the date of the indenture.

     RESTRICTED PAYMENTS

     Unless the Rating Condition is satisfied, Avista Corp. will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of Avista Corp.'s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Avista Corp. or any of its Restricted Subsidiaries) or to the direct or indirect holders of Avista Corp.'s or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Avista Corp. or dividends or distributions to Avista Corp. or a Restricted Subsidiary of Avista Corp.);

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Avista Corp.) any Equity Interests of Avista Corp. or any Person that beneficially owns, directly or indirectly, a majority of the Capital Stock of Avista Corp.;

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the notes, except a payment of interest or principal at or after the Stated Maturity thereof or a refinancing thereof within one year of the final maturity date thereof; or

          (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof;

          (2) Avista Corp. would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Avista Corp. and its Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2) through (7) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

               (a) 50% of the Consolidated Net Income of Avista Corp. for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing prior to the date of the indenture to the end of Avista Corp.'s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

               (b) 100% of the aggregate net cash proceeds received by Avista Corp. since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Avista Corp. (other than Disqualified Stock) or upon the exercise of any options, warrants or other rights to purchase Capital Stock (other than Disqualified Capital Stock) of Avista Corp. or from the issuance or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Avista Corp. that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Avista Corp.), plus

               (c) 100% of the net reduction in any Restricted Investment that was made after the date of the indenture resulting from payments of interest on Indebtedness, dividends, repayment of loans or advances, or other transfers of assets, in each case to Avista Corp. or any Restricted Subsidiary, and the cash return of capital with respect to any Restricted Investment (less the cost of disposition, if any), plus

               (d) to the extent that any Unrestricted Subsidiary of Avista Corp. is redesignated as a Restricted Subsidiary after the date of the indenture, the fair market value of Avista Corp.'s Investment in such Subsidiary as of the date of such redesignation, plus

               (e) any amount which previously qualified as a Restricted Payment on account of any Guarantee entered into by Avista Corp. or any Restricted Subsidiary; provided that such Guarantee has not been called upon and the obligation arising under such Guarantee no longer exists; less

               (f) the after-tax amount of any power and natural gas cost deferrals for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing prior to the date of the indenture to the end of Avista Corp.'s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

               (g) the after-tax amount of any amortization of power and natural gas deferrals for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing prior to the date of the indenture to the end of Avista Corp.'s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment.

     So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Avista Corp. or of any Equity Interests of Avista Corp. in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Avista Corp.) of, Equity Interests of Avista Corp. (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

          (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Avista Corp. with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (4) the repurchase, redemption, retirement, refinancing, acquisition for value or payment of any Disqualified Stock in exchange for, or out of the net cash proceeds of, the substantially concurrent issuance of new Disqualified Stock of Avista Corp.; provided that any such new Disqualified
     Stock:

               (a) shall have an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount so refinanced;

               (b) has a Weighted Average Life to Maturity greater than the remaining Weighted Average Life to Maturity of the Disqualified Capital Stock being refinanced; and

               (c) has a Stated Maturity later than the Stated Maturity of the Disqualified Stock being refinanced;

          (5) the repurchase of any subordinated Indebtedness of Avista Corp. at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control pursuant to a provision similar to "Repurchase at the Option of Holders--Change of Control"; provided that prior to consummating any such repurchase, Avista Corp. has made the Change of Control Offer required by the indenture and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer;

          (6) the repurchase of any subordinated Indebtedness of Avista Corp. at a purchase price not greater than 100% of the principal amount of such Indebtedness in the event of an Asset Sale pursuant to a provision similar to the "--Repurchase at the Option of Holders--Asset Sales" covenant; provided that prior to consummating any such repurchase, Avista Corp. has made the Asset Sale Offer required by the indenture and has repurchased all notes validly tendered for payment in connection with such Asset Sale Offer;

          (7) repurchases of Capital Stock (or warrants or options convertible into or exchangeable for such Capital Stock) deemed to occur upon exercise of stock options to the extent that shares of such Capital Stock (or warrants or options convertible into or exchangeable for such Capital Stock) represent a portion of the exercise price of such options;

          (8) the declaration and payment of regular quarterly cash dividends in respect of Avista Corp.'s common stock in a per share amount not to exceed 105% of the quarterly dividend for the immediately preceding calendar quarter, and in respect of Avista Corp.'s preferred stock in an aggregate amount not to exceed $2.5 million per calendar quarter; provided that the aggregate amount of such cash dividends will be included as Restricted Payments for purposes of determining the amount of Restricted Payments that may be made pursuant to clause (3) of the preceding paragraph; or


          (9) other Restricted Payments by Avista Corp. or any Restricted Subsidiary in an aggregate amount not to exceed $10.0 million since the date of the indenture.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by Avista Corp. or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the trustee.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     Unless the Rating Condition is satisfied, Avista Corp. will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Avista Corp. will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Avista Corp. may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and Avista Corp.'s Restricted Subsidiaries may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for Avista Corp.'s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     This covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) the incurrence by Avista Corp. or any of its Restricted Subsidiaries of Indebtedness and letters of credit under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Avista Corp. and its Restricted Subsidiaries thereunder) equal to $600.0 million outstanding at any one time, less principal repayments of term loans and permanent commitment reductions with respect to revolving loans and letters of credit under any Credit Facility (in each case, other than in connection with an amendment, refinancing, refunding, replacement, renewal or modification) made after the date of the Indenture;

          (2) the incurrence by Avista Corp. or any of its Restricted Subsidiaries of the Existing Indebtedness;

          (3) the incurrence by Avista Corp. of Indebtedness represented by the notes;

          (4) the incurrence by Avista Corp. or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (8), (11) or (12) of this paragraph;

          (5) the incurrence by Avista Corp. or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Avista Corp. and any of its Restricted Subsidiaries; provided, however, that:

               (a) if Avista Corp. is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

               (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Avista Corp. or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Avista Corp. or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Avista Corp. or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

          (6) the incurrence by Avista Corp. or any of its Restricted Subsidiaries of:

               (a) Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding;

               (b) Currency Hedging Obligations relating to Indebtedness of Avista Corp. or any Restricted Subsidiary and/or to obligations to purchase or sell assets or properties; provided that such Currency Hedging Obligations do not increase the Indebtedness or other obligations of Avista Corp. or any Restricted Subsidiary other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

               (c) Commodity Price Protection Obligations; provided that such Commodity Price Protection Obligations do not increase the amount of Indebtedness or other obligations of Avista Corp. or any Restricted Subsidiary other than as a result of fluctuations in commodity prices or by reason of fees, indemnities and compensation payable thereunder; and

               (d) the Guarantee by any Restricted Subsidiary of Avista Corp. of Indebtedness of Avista Corp. if such Restricted Subsidiary guarantees the notes by executing a guarantee and supplemental indenture in the forms prescribed by the indenture;

          (7) the Guarantee by Avista Corp. or any Subsidiary of Avista Corp. of Indebtedness of a Restricted Subsidiary of Avista Corp. that was permitted to be incurred by another provision of this covenant;


          (8) Indebtedness of Avista Corp. or any Restricted Subsidiary of Avista Corp., represented by Capital Lease Obligations, or preferred stock of a Restricted Subsidiary issued, or Indebtedness of Avista Corp. or a Restricted Subsidiary incurred or assumed (i) to finance capital expenditures or (ii) in connection with the acquisition or development of real property, plant or equipment or the Capital Stock of a Restricted Subsidiary that owns such property, plant or equipment in each case incurred for the purpose of financing all or any part of the purchase price of such property, plant or equipment or Capital Stock, in each case in an aggregate principal amount (or accreted value, as applicable) at any time outstanding pursuant to this clause (8), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (8), not to exceed $275.0 million;


          (9) Indebtedness incurred to finance power and natural gas cost deferrals pursuant to, and in accordance with, state statutory or public utility commission authorization, in an amount not to exceed the amount of the deferrals so financed;

          (10)Indebtedness of Avista Corp. or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

          (11) shares of preferred stock of a Restricted Subsidiary of Avista Corp. issued to Avista Corp. or another Restricted Subsidiary of Avista Corp.; provided that any subsequent transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to Avista Corp. or another Restricted Subsidiary of Avista Corp.) shall be deemed, in each case, to be an issuance of preferred stock that was not permitted by this clause (11); and


          (12)the incurrence by Avista Corp. or any of its Restricted Subsidiaries of additional Indebtedness (including under a Credit Facility) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed $25.0 million.


     In addition, Avista Corp. will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Avista Corp. unless such Indebtedness is also contractually subordinated in right of payment to the notes pursuant to terms no less favorable to the holders of the notes; provided, however, that no Indebtedness of Avista Corp. shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of Avista Corp. solely by virtue of being unsecured.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant:

          (1) in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Avista Corp. will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant;

          (2) Indebtedness under Credit Facilities outstanding on the date of the indenture shall be deemed to have been incurred on the date of the indenture in reliance on the exception provided by clause (1) of the definition of Permitted Debt;

          (3) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Avista Corp. as accrued; and

          (4) for purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

     Notwithstanding the foregoing, Avista Corp. will not incur or suffer to exist, or permit any of its Restricted Subsidiaries or Unrestricted Subsidiaries to incur or suffer to exist, any Obligations with respect to an Unrestricted Subsidiary that would violate the provisions set forth in the definition of Unrestricted Subsidiary. Specifically, without limiting the generality of the foregoing, if an Unrestricted Subsidiary incurs Indebtedness that is not Non-Recourse Debt or any Indebtedness of an Unrestricted Subsidiary ceases to be Non-Recourse Debt, such Unrestricted Subsidiary will then cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Avista Corp. as of such date.

  LIENS


     Avista Corp. will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any consensual Lien of any kind securing Indebtedness or trade payables (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided, however, that Avista Corp. and its Restricted Subsidiaries may incur other Liens to secure Indebtedness or trade payables as long as the sum of (x) the amount of outstanding Indebtedness and trade payables secured by Liens incurred pursuant to this proviso plus (y) the Attributable Debt with respect to all outstanding leases in connection with Sale/Leaseback Transactions entered into pursuant to the second paragraph of the covenant described below under the caption "--Sale and Leaseback Transactions", does not exceed $25.0 million.


  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     Unless the Rating Condition is satisfied, Avista Corp. will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock to Avista Corp. or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Avista Corp. or any of its Restricted Subsidiaries;

          (2) make loans or advances to Avista Corp. or any of its Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to Avista Corp. or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) Existing Indebtedness and Indebtedness under Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings (including rate increases), replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Indebtedness, as in effect on the date of the indenture;

          (2) the indenture and the notes;

          (3) applicable law or any requirement of any regulatory body;

          (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Avista Corp. or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          (5) customary non-assignment provisions of (a) any leases governing a leasehold interest, (b) any supply, license or other agreement entered into in the ordinary course of business of Avista Corp. or any of its Restricted Subsidiaries, or (c) any security agreement relating to a Lien incurred pursuant to clause (10) of the definition of Permitted Liens;

          (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

          (7) any agreement for the sale or other disposition of a Restricted Subsidiary or assets that restricts distributions by that Subsidiary or of such assets pending such sale or other disposition;

          (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien; and

          (10)provisions with respect to the disposition or distribution of assets or property in asset sale agreements entered into in the ordinary course of business.

  MERGER, CONSOLIDATION OR SALE OF ASSETS

     Avista Corp. may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Avista Corp. is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Avista Corp. and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

          (1) either:

               (a) Avista Corp. is the surviving corporation; or

               (b) the Person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is either (i) a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia or (ii) a partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia, in either case, that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia which corporation becomes a co-issuer of the notes pursuant to a supplemental indenture in form reasonably satisfactory to the trustee;

          (2) the Person formed by or surviving any such consolidation or merger (if other than Avista Corp.) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Avista Corp. under the notes and, the indenture pursuant to agreements in form reasonably satisfactory to the trustee;

          (3) immediately after such transaction no Default or Event of Default exists; and

          (4) either:

               (a) Avista Corp. or the Person formed by or surviving any such consolidation or merger (if other than Avista Corp.), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness, either pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or because the Rating Condition is then satisfied; or

               (b) on the date of such transaction after giving pro forma effect thereto and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, the pro forma Fixed Charge Coverage Ratio of the surviving Person (if other than Avista Corp.) will exceed the actual Fixed Charge Coverage Ratio of Avista Corp. as of such date.

     In addition, Avista Corp. may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

  TRANSACTIONS WITH AFFILIATES

     Unless the Rating Condition is satisfied, Avista Corp. will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1) the terms of such Affiliate Transaction or series of related Affiliate Transactions are no less favorable to Avista Corp. or such Restricted Subsidiary, as the case may be, than those that would be obtainable in a comparable transaction or series of related transactions in arm's-length dealings with an unrelated third party; and

          (2) Avista Corp. delivers to the trustee (i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (l) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that such transaction or series of transactions is fair to the holders from a financial point of view.


     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) any employment, compensation or indemnification arrangement entered into by Avista Corp. or any of its Restricted Subsidiaries in the ordinary course of business with employees, directors, officers or consultants;

          (2) loans or advances to officers, directors, consultants and employees in the ordinary course of business or guarantees in respect thereof or otherwise made on their behalf (including any payments on such guarantees);

          (3) any redemption of Capital Stock held by employees upon death, disability or termination of employment at a price not in excess of the fair market value thereof;

          (4) the grant of stock options or similar rights to employees and directors of Avista Corp.;

          (5) payment of reasonable directors fees;

          (6) transactions between or among Avista Corp. and/or its Restricted Subsidiaries; and

          (7) Restricted Payments and Permitted Investments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments."

  SALE AND LEASEBACK TRANSACTIONS

     Avista Corp. will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction with respect to any property owned on the date of the indenture or thereafter acquired unless:

          (1) Avista Corp. or such Restricted Subsidiary would be entitled to create a Lien on such property securing Indebtedness in an amount at least equal to the Attributable Debt with respect to such transaction without equally and ratably securing the notes pursuant to the covenant described above under the caption "--Liens";

          (2) the Net Proceeds of the sale are at least equal to the fair market value (as determined by the Board of Directors) of the property sold and Avista Corp. or such Restricted Subsidiary applies an amount in cash equal to the net proceeds of such sale to the retirement, within 180 days of the effective date of any such arrangement, of Indebtedness of Avista Corp. or a Restricted Subsidiary or purchases other property having a fair market value at least equal to the fair market value of the assets or property sold in such transactions; or

          (3) such Sale/Leaseback Transaction is between Avista Corp. and any of its Restricted Subsidiaries or between any Restricted Subsidiaries of Avista Corp.

In addition to the transactions permitted pursuant to the preceding paragraph, Avista Corp. or any Restricted Subsidiary may enter into any other Sale/Leaseback Transaction as long as the sum of:

               (a) the Attributable Debt with respect to such Sale/Leaseback Transaction and all other Sale/Leaseback Transactions entered into pursuant to this proviso, plus

               (b) the amount of outstanding Indebtedness secured by Liens incurred pursuant to the final proviso to the covenant described under "--Liens",


does not exceed $25.0 million.


  DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Avista Corp. and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, or both, as Avista Corp. shall determine. That designation will be permitted only if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default. Any designation by the Board of Directors shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to the designation and an Officer's Certificate certifying that the designation complied with these conditions and was permitted by the "Restricted Payments" covenant.

     If, at any time, any Unrestricted Subsidiary would fail to meet the requirements of the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Avista Corp. as of that date (and, if such Indebtedness is not permitted to be incurred as of that date under the covenant describes under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock", Avista Corp. will be in default of such covenant).

     The Board of Directors of Avista Corp. may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Avista Corp. of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will be permitted only if (i) such Indebtedness is permitted under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock", calculated on a pro forma basis as if the designation had occurred at the beginning of the four-quarter period, and (ii) no Default or Event of Default would be in existence following the designation.

  REPORTS

     Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Avista Corp. will furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Avista Corp.'s certified independent accountants; and

          (2) all current reports that would be required to be filed with the SEC on Form 8-K.

     In addition, whether or not required by the rules and regulations of the SEC, Avista Corp. will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Avista Corp. has also agreed that, for so long as any Old Notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

          (1) default continued for 30 days in the payment when due of interest on, the notes;

          (2) default in payment when due of the principal of, or premium, if any, on the notes;

          (3) failure by Avista Corp. or any of its Restricted Subsidiaries to comply with any of the provisions described under the captions"--Repurchase at the Option of Holders--Change of Control", "--Repurchase at the Option of Holders--Assets Sales" or "Certain Other Covenants--Merger, Consolidation or Sale of Assets;"

          (4) default in performance of any other agreements in the indenture or in the notes for 30 days after written notice to Avista Corp. by the trustee or to Avista Corp. and the trustee by the holders of at least 25% in principal amount on the notes then outstanding;


          (5) there shall have occurred either (i) a default by Avista Corp. or any Restricted Subsidiary under any instrument or instruments under which there is or may be secured or evidenced any Indebtedness of Avista Corp. or any Restricted Subsidiary of Avista Corp. (other than the notes) having an outstanding principal amount of $25.0 million or more that has caused the holders thereof to declare such Indebtedness to be due and payable prior to its maturity or (ii) a default by Avista Corp. or any Restricted Subsidiary in the payment at maturity of the principal under any such instrument, and such unpaid portion exceeds $25.0 million and is not paid, or such default is not cured or waived, within any grace period applicable thereto, unless such acceleration is rescinded or annulled or such Indebtedness is discharged within 20 days of Avista Corp. or a Restricted Subsidiary becoming aware of such default; provided, however, that this clause (5) shall not apply to any default on Non-Recourse Debt;

          (6) any final judgment or order for the payment of money shall be rendered against Avista Corp., or any Restricted Subsidiary of Avista Corp. that is a Significant Subsidiary, in an amount in excess of $25.0 million and shall not be discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order in excess of $25.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;


          (7) certain events of bankruptcy or insolvency with respect to Avista Corp. or any Restricted Subsidiary of Avista Corp. that is a Significant Subsidiary; and

          (8) except as permitted by the indenture, any guarantee of the notes is held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor, or any Person acting on behalf of any guarantor, shall deny or disaffirm its obligations under such guarantor's guarantee of the notes.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Avista Corp. or any Restricted Subsidiary that is a Significant Subsidiary of Avista Corp., all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of, the notes.

     Avista Corp. is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Avista Corp. is required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator, controlling person or stockholder of Avista Corp., as such, shall have any liability for any obligations of Avista Corp. under the notes or the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Avista Corp. may, at its option and at any time, elect to have all of its obligations discharged with respect to all or a portion of the outstanding notes ("Legal Defeasance") except for:

          (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes, when such payments are due from the trust referred to below;

          (2) Avista Corp.'s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and Avista Corp.'s obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the indenture.

     In addition, Avista Corp. may, at its option and at any time, elect to have the obligations of Avista Corp. released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-Events of Default" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) Avista Corp. must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes (or, in the case of Legal Defeasance, a specified principal amount thereof), cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and interest on the notes (or in the case of Legal Defeasance, such specified principal amount thereof) on the stated maturity or prior Redemption Date thereof, as the case may be,

          (2) in the case of Legal Defeasance, Avista Corp. shall have delivered to the trustee:

               (a) an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (i) Avista Corp. has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; or

               (b) (i) an instrument wherein Avista Corp., notwithstanding the satisfaction and discharge of its Indebtedness in respect of the notes or a portion of the principal amount thereof, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the trustee such additional sums of money, if any, or additional Government Securities, if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Government Securities theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such notes or portions thereof, provided, however, that such instrument may state that the obligation of Avista Corp. to make additional deposits as aforesaid shall arise only upon the delivery to Avista Corp. by the trustee of a notice asserting the deficiency and showing the calculation thereof and shall continue only until Avista Corp. shall have delivered to the trustee a further opinion of an independent public accountant of nationally recognized standing to the effect that no such deficiency exists and showing the calculation of the sufficiency of the deposits then held by the trustee; and (ii) an opinion of recognized tax counsel in the United States reasonably acceptable to the trustee to the effect that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, Avista Corp. shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Avista Corp. or any of it Subsidiaries is a party or by which Avista Corp. or any of its Subsidiaries is bound;

          (6) Avista Corp. must deliver to the trustee an opinion of counsel to the effect that (assuming that no holder of any notes would be considered an insider of Avista Corp. under applicable bankruptcy or insolvency law) after the 123rd day following the deposit, the trust funds will not constitute a "voidable preference" under Section 547 of the Bankruptcy Code;

          (7) Avista Corp. must deliver to the trustee an Officers' Certificate stating that the deposit was not made by Avista Corp. with the intent of preferring the holders of notes over the other creditors of Avista Corp. or with the intent of defeating, hindering, delaying or defrauding creditors of Avista Corp. or others; and

          (8) Avista Corp. must deliver to the trustee an Officers' Certificate and an opinion of counsel (with usual and customary exceptions acceptable to the trustee), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

          (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note;

          (3) reduce the rate of or change the time for payment of interest on any note;

          (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on the notes; and

          (7) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any holder of notes, Avista Corp. and the trustee may amend or supplement the indenture or the notes:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated notes in addition to or in place of certificated notes;

          (3) to provide for the assumption of Avista Corp.'s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Avista Corp.'s assets;

          (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

          (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act, or

          (6) to evidence and provide the acceptance of the appointment of a successor trustee under the indenture.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder except as to:

          (1) Avista Corp.'s right to redeem the notes at its option;

          (2) substitution of apparently mutilated, defaced, destroyed, lost or stolen notes;

          (3) rights of holders to receive payment of principal of and premium, if any, and interest on the notes;

          (4) rights, obligations an immunity of the trustee under the indenture; and

          (5) rights of the holder of notes with respect to any property deposited with the trustee payable to all or any of them,

     if:

          (1) either (a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Avista Corp.) have been delivered to the trustee for cancellation; or (b) a Legal Defeasance has been effected with respect to all notes that have not been so delivered;

          (2) no Default or Event of Default shall have occurred and be continuing on the date Legal Defeasance has occurred or shall occur as a result of such Legal Defeasance and such Legal Defeasance will not result in a breach or violation of, or constitute a default under, any other material instrument to which Avista Corp. is a party or by which Avista Corp. is bound;

          (3) Avista Corp. has paid or caused to be paid all sums payable by it under the indenture; and

          (4) Avista Corp. has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at the maturity date of the notes.

     In addition, Avista Corp. must deliver an Officers' Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of Avista Corp., the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

     The New Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). Upon issuance, the Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "--Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System ("Euroclear") and Clearstream Banking ("Clearstream")), which may change from time to time.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. Avista Corp. takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised Avista Corp. that DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised Avista Corp. that, pursuant to procedures established by it:

          (1) Upon deposit of the Global Notes representing the Old Notes, DTC credited the accounts of Participants designated by the initial purchasers of the Old Notes with portions of the principal amount of such Global Notes; and

          (2) ownership of interests in the Global Notes representing Old Notes are, and ownership of interests in New Notes will be, shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank, S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE OR THE NOTES FOR ANY PURPOSE.

     Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee, will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Avista Corp. and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither Avista Corp., the trustee nor any agent of Avista Corp. or the trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised Avista Corp. that its current practice, upon receipt of any payment in respect of securities (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Avista Corp. Neither Avista Corp. nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Avista Corp. and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     DTC has also advised Avista Corp. that, transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

     Subject to compliance with the applicable transfer and exchange restrictions described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

     DTC has advised Avista Corp. that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Avista Corp. nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1) DTC (a) notifies Avista Corp. that it is unwilling or unable to continue as depositary for the Global Notes and Avista Corp. fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act and Avista Corp. fails to appoint a successor depositary;

          (2) Avista Corp., at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

          (3) there shall have occurred and be continuing a Default or Event of Default with respect to the notes.

     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures). Any such exchange will be effected through the DTC Deposit/Withdraw at Custodian system and an appropriate adjustment will be made to reflect a decrease in the principal amount of the relevant Global Note.

SAME DAY SETTLEMENT AND PAYMENT

     Avista Corp. will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Avista Corp. will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Avista Corp. expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Avista Corp. that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

GOVERNING LAW

     The internal laws of the state of New York will govern and be used to construe the indenture without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control", as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling", "controlled by" and "under common control with" shall have correlative meanings.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or Sale/Leaseback Transaction) in one or a series of transactions by Avista Corp. or any Restricted Subsidiary to any Person other than Avista Corp. or any Restricted Subsidiary of Avista Corp., of:


          (1) all or any of the Capital Stock of any Restricted Subsidiary of Avista Corp.;


          (2) all or substantially all of the assets of any operating unit, Facility, division or line of business of Avista Corp. or any Restricted Subsidiary; or

          (3) any other property or assets or rights to acquire property or assets of Avista Corp. or any Restricted Subsidiary of Avista Corp. outside of the ordinary course of business of Avista Corp. or such Restricted Subsidiary.

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

          (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $10.0 million;

          (2) an issuance of Equity Interests by a Restricted Subsidiary to Avista Corp. or to another Restricted Subsidiary of Avista Corp.;

          (3) any sale or lease of obsolete equipment or other assets that are no longer being used by Avista Corp. or any of its Restricted Subsidiaries;

          (4) any primary offering of Common Stock of Avista Communications, Avista Advantage or Avista Labs, or any Subsidiary of any of them, provided that the issuer of such Common Stock is operating substantially the same business as is conducted by such issuer (or in case of a Subsidiary, all or a portion of the same business as is conducted by the respective parent company named above in this clause (4)) as of the date of the indenture;

          (5) a Restricted Payment or Permitted Investment that is not prohibited by the covenant described above under the caption "-Certain Covenants--Restricted Payments"; and

          (6) any disposition of property or assets by a Restricted Subsidiary of Avista Corp. to Avista Corp. or by Avista Corp. or a Restricted Subsidiary of Avista Corp. to a Restricted Subsidiary of Avista Corp.

     "Attributable Debt" means, in respect of a Sale/Leaseback Transaction, as of the time of determination, the present value discounted at the interest rate assumed in making calculations in accordance with GAAP of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction, including any period for which such lease has been extended or may be extended at the option of the lessor.

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

     "Board of Directors" means:

          (1) with respect to a corporation, the board of directors of the corporation or any duly authorized committee of such board of directors;

          (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

          (3) with respect to any other Person, the board or committee of such Person serving a similar function.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents, however designated, of corporate stock or other equity participations, including partnership interests, whether general or limited, of the Person.

     "Cash Equivalents" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

          (3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers' acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, issued or accepted by any financial institution organized under the laws of the United States or any state thereof or the District of Columbia that either (x) has a long-term deposit rating of at least A-2 from Moody's and A from S&P or (y) is at least "adequately capitalized" (as defined in the regulations of its primary federal banking regulator) and (b) has Tier 1 Capital (as defined in such regulations) of not less than $100,000,000;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having the highest rating obtainable from Moody's or S&P (or in their absence an equivalent rating from another nationally recognized securities rating agency) and in each case maturing within twelve months after the date of acquisition; and

          (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Change of Control" means the occurrence of any of the following:

          (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Avista Corp. and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act);

          (2) the adoption of a plan relating to the liquidation or dissolution of Avista Corp. other than in a transaction that complies with the provisions of the covenant described above under "-Certain
     Covenants--Merger, Consolidation or Sale of Assets";

          (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of Avista Corp., measured by voting power rather than number of shares;

          (4) the first day on which a majority of the members of the Board of Directors of Avista Corp. are not Continuing Directors; or

          (5) Avista Corp. consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Avista Corp., in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Avista Corp. or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Avista Corp. outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

     "Commodity Price Protection Obligation" means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value of which is dependent on, fluctuations in commodity prices entered into in the ordinary course of business.

     "Common Stock" of any Person means any class of Capital Stock of such Person that has no preference, as to dividends or upon liquidation, over any other class of Capital Stock of such Person and that is not convertible into or exchangeable for any other class of Capital Stock or other securities of such Person.

     "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

          (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs (other than those in existence on or created on the date of the indenture) and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period, and excluding amortization of power and natural gas cost deferrals, to the extent such deferrals were previously financed with Indebtedness permitted by clause (9) of the definition of

     Permitted Debt) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

          (4) non-cash items increasing such Consolidated Net Income for such period (including power and natural gas cost deferrals, but only to the extent not financed with Indebtedness permitted by clause (9) of the definition of Permitted Debt) in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the net income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1) the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Subsidiary thereof;

          (2) the net income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by the Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (3) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

          (4) the cumulative effect of a change in accounting principles shall be excluded;

          (5) all extraordinary or nonrecurring gains and losses (including without limitation any one-time costs incurred in connection with acquisitions, or regulatory disallowances or write-offs of regulatory assets) shall be excluded; and

          (6) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of Avista Corp. or its Restricted Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition by Avista Corp. or any Restricted Subsidiary of any Capital Stock of any Person shall be excluded.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Avista Corp. who:

          (1) was a member of such Board of Directors on the date of the indenture; or

          (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Facilities" means one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, or letters of credit, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including without limitation any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not with banks or other institutional lenders).

     "Currency Hedging Obligations" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect against the fluctuations in currency values entered into in the ordinary course of business and not for speculative purposes.

     "Debt Rating" shall mean the rating assigned to the notes offered hereby by Moody's or S&P, as the case may be.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board of Directors of Avista Corp. who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Avista Corp. to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Avista Corp. may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."


     "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less that $500.0 million or its equivalent in foreign currency, whose debt is rated "A" or higher (or the equivalent rating or higher), according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)), respectively, at the time as of which any investment or rollover therein is made.


     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of Avista Corp. and its Subsidiaries in existence on the date of the indenture, other than amounts outstanding under Credit Facilities, until such amounts are repaid.

     "Facility" means retail electric and natural gas distribution and storage facilities, electric transmission facilities and electric generation and production facilities, and assets related to or used in the operation of such facilities.

     "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs (other than those in existence on or created on the date of the indenture) and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

          (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period (excluding interest capitalized in connection with the construction of a new Facility or addition to a Facility, in each case, to the extent such interest is capitalized during the construction of such Facility); plus

          (3) any interest expense actually paid on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

          (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal; in each case, calculated on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), including the incurrence of the Indebtedness giving rise to the need to make such calculation, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom including to refinance other Indebtedness as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1) acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis (calculated in accordance with Regulation S-X under the Securities Act), but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

          (2) the consolidated interest expense attributable to interest on any Indebtedness computed on a pro forma basis and (a) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (b) that was not outstanding during the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying at the option of such Person either the fixed or floating rate;

          (3) the consolidated interest expense attributable to interest on any working capital borrowings under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such working capital borrowings during the applicable period; and

          (4) acquisitions and dispositions that have been made by any Person that has become a Restricted Subsidiary of Avista Corp. or been merged with or into Avista Corp. or any Restricted Subsidiary of Avista Corp. during the four-quarter reference period, or subsequent to the four-quarter reference period but prior to the Calculation Date, shall be calculated on a pro forma basis, including all of the calculations referred to above, assuming that such acquisitions and dispositions had occurred on the first day of the reference period.

     In addition, in calculating the Fixed Charge Coverage Ratio, discontinued operations will be given pro forma effect as follows:

          (1) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, shall be excluded, and

          (2) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of Avista Corp. or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect (i) with respect to periodic reporting requirements, from time to time, and (ii) otherwise on the date of the indenture.

     "Government Securities" means securities issued directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof).

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

          (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1) in respect of borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3) representing banker's acceptances;

          (4) representing Capital Lease Obligations;

          (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

          (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) appears as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

     The amount of any Indebtedness outstanding as of any date shall be:

          (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

          (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness; provided that for purposes of determining the amount of any Indebtedness, if recourse with respect to such Indebtedness is limited to such asset, the amount of such Indebtedness shall be limited to the lesser of the fair market value of such asset or the amount of such Indebtedness.

     "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel, entertainment, moving and similar advances or loans to officers, directors, consultants and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The term "Investment" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade terms. If Avista Corp. or any Subsidiary of Avista Corp. sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Avista Corp. such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Avista Corp., Avista Corp. shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments." The acquisition by Avista Corp. or any Subsidiary of Avista Corp. of a Person that holds an Investment in a third Person shall be deemed to be an Investment by Avista Corp. or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

     "Lancaster Project" means a 270 MW combined cycle project, presently under construction, in Rathdrum, Idaho, in which Avista Power owns an indirect 49% interest through its wholly-owned subsidiary Avista Rathdrum, LLC. The project is presently scheduled to begin commercial operation in August 2001. All of the output has been sold to Avista Energy under a 25-year capacity sales contract, under which Avista Energy is responsible for dispatch and delivery of fuel to the project.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.


     "Liquidity Condition Date" means the date on which Avista Corp. obtains funding in cash from completed financing transactions, or contractual entitlement to such funding on such date pursuant to definitive credit facilities then in effect and available to be drawn pursuant to arrangements put into effect (or amendments increasing the amount available under existing credit facilities) after the date of the indenture, in an aggregate amount that, when added to the net proceeds of the offering of the Old Notes, is not less than $475.0 million.


     "Marketable U.S. Securities" means: (i) any time deposit account, money market deposit and certificate of deposit maturing not more that 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution;
(ii) commercial paper maturing not more than 365 days after the date of acquisition issued by a corporation (other than an Affiliate of Avista Corp.) with a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's or "A-1" or higher according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (iii) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; (iv) repurchase obligations with a term of not more than 7 days for Government Securities entered into with an Eligible Institution; and (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above and or Government Securities.

     "Moody's" mean Moody's Investors Service, Inc., and its successors.


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


     "Net Proceeds" means the aggregate cash proceeds and Cash Equivalents received by Avista Corp. or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, any amounts that Avista Corp. may be required by any regulatory authority to refund or repay to customers in respect of or as a result of such Asset Sale, any amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither Avista Corp. nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness but excluding any agreement to provide managerial support), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

          (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Avista Corp. or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Peaker Turbine Project" means a 95 MW simple cycle project presently under development, currently expected to be located in southwest Washington and currently 100% owned by Avista Power. A letter of intent has been signed for the purchase of the output of the facility for five years under a capacity sales contract for a fixed price per KW-month. The purchaser will be financially responsible for purchasing natural gas to fuel the turbines and for contracting for gas transportation. The turbines are General Electric simple cycle LM6000.

     "Permitted Business" means the business of acquiring, developing, constructing, expanding, managing, improving, owning and operating Facilities, as well as any other activities reasonably related, complimentary or ancillary to the foregoing activities (including acquiring and holding reserves), including but not limited to investing in Persons engaged in one or more Permitted Businesses.

     "Permitted Debt" has the meaning set forth under "-Certain Other Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

     "Permitted Investments" means:

          (1) any Investment in Avista Corp. or in a Restricted Subsidiary of Avista Corp.; provided, that prior to the Liquidity Condition Date, Avista Corp. and its Restricted Subsidiaries will not make Investments in Subsidiaries of Avista Corp. (other than Avista Energy or Avista Power) exceeding $35.0 million in the aggregate; provided further that Avista Corp. may nonetheless make reimbursement to a Subsidiary, pursuant to the Tax Sharing Agreement as in effect on the date of the indenture, in an amount not to exceed the net tax benefit realized by Avista Corp. in any period, as reflected in its consolidated federal income tax return, by reason of losses incurred by such Subsidiary;

          (2) any Investment in cash or Cash Equivalents or Marketable U.S. Securities;

          (3) any Investment by Avista Corp. or any Subsidiary of Avista Corp. in a Person, if as a result of such Investment:


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


               (a) such Person becomes a Restricted Subsidiary of Avista Corp.;
          or

               (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Avista Corp. or a Restricted Subsidiary of Avista Corp.;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

          (5) any Investment in exchange for the issuance of Equity Interests other than Disqualified Stock of Avista Corp.;

          (6) Hedging Obligations;

          (7) Investments in any of the notes;

          (8) Indebtedness of Avista Corp. or a Restricted Subsidiary of Avista Corp. described under clause (5) of the definition of Permitted Debt;

          (9) Investments in existence on the date of the indenture or made pursuant to a legally binding written commitment in existence on the date of the indenture;

          (10) Guarantees of Indebtedness of a Restricted Subsidiary of Avista Corp. given by Avista Corp. or another Restricted Subsidiary of Avista Corp., in each case, in accordance with the terms of the indenture;

          (11) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker's compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

          (12) Hedging Obligations, Currency Hedging Obligations and Commodity Price Protection Obligations permitted by the indenture that are entered into in the ordinary course of business;

          (13) Investments representing Capital Stock or obligations issued to Avista Corp. or any Restricted Subsidiary of Avista Corp. (i) in settlement of claims against any other Person by reason of a composition or readjustment of debt or a reorganization of any debtor (including customers and suppliers) of Avista Corp. or such Restricted Subsidiary, or (ii) as a result of an Asset Sale in which the Capital Stock of Avista Communications, Avista Advantage or Avista Labs is exchanged for Capital Stock or other securities of another Person, upon completion of which the subject or transferee Person is not a Subsidiary of Avista Corp.;


          (14) Investments in the Lancaster Project and the Peaker Turbine Project in an aggregate amount not to exceed $40.0 million;


          (15) Investments by Avista Corp. or any Restricted Subsidiary in Avista -STEAG, LLC; and

          (16) loans or advances, or performance guarantees in support of Avista Energy or Avista Power to customers or suppliers in the ordinary course of business.

     "Permitted Liens" means:

          (1) Liens securing Indebtedness and other Obligations of Avista Corp. and its Restricted Subsidiaries under Credit Facilities (to the extent that such Indebtedness and Obligations under such Credit Facilities were permitted by the terms of the indenture to be incurred);

          (2) Liens in favor of Avista Corp. or a Restricted Subsidiary of Avista Corp.;


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


          (3) Liens on assets or Equity Interests of a Person existing at the time such Person is merged with or into or consolidated with Avista Corp. or any Restricted Subsidiary of Avista Corp.; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Avista Corp. or the Restricted Subsidiary;

          (4) Liens on assets existing at the time of acquisition thereof by Avista Corp. or any Restricted Subsidiary of Avista Corp., provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, performance bids, tenders or contracts, statutory and common law landlord's liens or other obligations of a like nature incurred in the ordinary course of business;

          (6) Liens existing on the date of the indenture;

          (7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (8) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (3), (4), or (6), provided, however, that (x) such new Lien shall be limited to all or part of the same assets that secured the original Lien (plus improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased (other than by an amount necessary to pay fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement of such Indebtedness);

          (9) any Lien securing Indebtedness permitted to be incurred under Hedging Obligations or otherwise incurred to hedge interest rate risk or risks of commodity price fluctuations;

          (10) Liens securing Indebtedness relating to governmental obligations the interest on which is not included in gross income for purposes of federal income taxation pursuant to Section 103 of the Internal Revenue Code of 1986, as amended (or any successor provision of law), for the purpose of financing or refinancing, in whole or in part, costs of acquisition or construction of property to be used by Avista Corp., to the extent that the Lien which secures such secured Indebtedness is required either by applicable law or by the issuer of such governmental obligations or is otherwise necessary in order to establish or maintain such exclusion from gross income;

          (11) any Lien securing Capital Lease Obligations or other Indebtedness incurred pursuant to clause (8) of the definition of Permitted Debt; and

          (12) any Lien securing Indebtedness permitted to be incurred pursuant to clause (9) of the definition of Permitted Debt.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Avista Corp. or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, restructure, supplement, defease or refund other Indebtedness of Avista Corp. or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, restructured, supplemented, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith);


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


          (2) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (3) Indebtedness is incurred by Avista Corp. if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded was Indebtedness of Avista Corp.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government, governmental subdivision or other entity.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "RTO Transaction" means an Asset Sale entered into in connection with the formation of a regional transmission organization pursuant to or in a manner consistent with regulatory requirements applicable to Avista Corp.

     "Sale/Leaseback Transaction" means an arrangement relating to property owned as of the date of the indenture or thereafter acquired whereby Avista Corp. or a Restricted Subsidiary transfers such property to a Person and leases it back from such Person, other than leases for a term of not more than 36 months or between Avista Corp. and a Restricted Subsidiary or between Restricted Subsidiaries.

     "S&P" means Standard & Poor's, and its successors.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, or any redemption or similar payment in respect of Disqualified Stock, the date on which such payment was scheduled to be paid in the original documentation governing such Indebtedness or Disqualified Stock, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal, or made such redemption of other payment, prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any specified Person:

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     "Tax Sharing Agreement" means the Tax Sharing Agreement among Avista Corp. and its Subsidiaries as in effect on the date of the indenture.

     "Unrestricted Subsidiary" means any Subsidiary of Avista Corp. that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;


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


          (2) is not party to any agreement, contract, arrangement or understanding with Avista Corp. or any Restricted Subsidiary of Avista Corp. unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Avista Corp. or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Avista Corp.;

          (3) is a Person with respect to which neither Avista Corp. nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Avista Corp. or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of Avista Corp. as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Avista Corp. as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock", Avista Corp. shall be in default of such covenant. The Board of Directors of Avista Corp. may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Avista Corp. of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock", calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments or principal or redemption or similar payment, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the sum of all such payments.

     "Wholly Owned Subsidiary" of any specified Person means a Subsidiary of such Person all of the outstanding capital stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.


                             BANK CREDIT AGREEMENTS

AVISTA CORP.

     Avista Corp. has a $220.0 million line of credit with various banks under a credit agreement that expires May 29, 2002. We have pledged our shares of common stock of Avista Capital as security for our indebtedness under this agreement. We currently pay commitment fees of up to .40% per annum on the average daily unused portion of the credit agreement, and utilization fees of up to .50%. As of June 30, 2001, no borrowings were outstanding under this line of credit, and as of the date of this prospectus, $125.0 million was outstanding. This



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agreement contains customary covenants and default provisions, including covenants not to permit (1) the ratio of "consolidated total debt" (as defined in the Avista Corp. agreement) to "consolidated total capitalization" (as defined in the Avista Corp. agreement) of Avista Corp. to be, at the end of any fiscal quarter, greater than 0.60 to 1.00; and (2) the ratio of "consolidated cash flow" (as defined in the Avista Corp. agreement) to "consolidated fixed charges" (as defined in the Avista Corp. agreement) of Avista Corp. or Avista Utilities for any four-fiscal-quarter period ending on any date set forth below to be less than certain specified ratios.

     We have determined that we would not comply with the fixed charge coverage covenant with respect to Avista Corp. described above for the four-fiscal-quarter period ending September 30, 2001 or for any subsequent period through the expiration date of the agreement. Accordingly, Avista Corp. requested, and has obtained, a waiver of this covenant. The failure to comply with the covenant for these periods will not constitute an event of default under the agreement. In connection with this waiver, on September 21, 2001 Avista Corp. issued to the agent bank $220.0 million in principal amount of non-transferable first mortgage bonds under the 1939 Mortgage in order to provide the benefit of the lien of the 1939 Mortgage to secure Avista Corp.'s obligations under the credit agreement.

AVISTA ENERGY

     Avista Energy and its subsidiary, Avista Energy Canada, Ltd., as co-borrowers, have a credit agreement with two commercial banks in the aggregate amount of $155.0 million expiring June 28, 2002. The credit agreement may be terminated by the banks at any time and all extensions of credit under the agreement are payable upon demand, in either case at the lenders' sole discretion. The agreement also provides, on an uncommitted basis, for the issuance of letters of credit to secure contractual obligations to counterparties. The facility is guaranteed by Avista Capital and is secured by substantially all of Avista Energy's assets. The maximum amount of credit extended by the lenders for cash advances is $30.0 million. At June 30, 2001, there were no cash advances (demand notes payable) outstanding, and letters of credit outstanding totaled approximately $22.8 million. At August 31, 2001, there were no cash advances outstanding, and letters of credit outstanding totaled approximately $38.8 million.

     The Avista Energy agreement contains customary covenants and default provisions, including covenants to maintain "minimum net working capital" and "minimum net worth" (as defined in the Avista Energy agreement) and a covenant limiting the amount of indebtedness, which the co-borrowers may incur. In addition, the agreement contains certain restricted payment provisions generally prohibiting asset distributions. However, dividends are permitted up to 50% of quarterly consolidated net income provided that certain financial thresholds are met.


                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     This section describes the material United States federal income tax consequences of exchanging the Old Notes for New Notes and of owning and disposing of notes. This section reflects the opinion of Thelen Reid & Priest LLP, counsel to Avista Corp. This section applies to you only if you acquired the Old Notes in the offering at the offering price and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

o    a dealer in securities or currencies,

o a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

o    a bank,

o    a life insurance company,

o    a tax-exempt organization,

o a person that owns notes that are a hedge or that are hedged against interest rate risks,

o a person that owns notes as part of a straddle or conversion transaction for tax purposes, or

o    a person whose functional currency for tax purposes is not the U.S. dollar.

     If you purchase notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

     This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

UNITED STATES HOLDERS

     This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

o    a citizen or resident of the United States,

o    a domestic corporation or partnership,

o an estate whose income is subject to United States federal income tax regardless of its source, or

o a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

     If you are not a United States holder, this subsection does not apply to you and you should refer to "United States Alien Holders" below.

     Exchange of Old Notes for New Notes

     An exchange of Old Notes for New Notes will not be a taxable event for federal income tax purposes. Rather, the New Notes will be treated as a continuation of the Old Notes in the hands of a United States holder. As a result, you will not recognize any income, gain or loss for federal income tax purposes upon an exchange of Old Notes for New Notes, and you will have the same tax basis and holding period in the New Notes as you had in the Old Notes.

     Payments of Interest

     You will be taxed on interest on your notes as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

     Purchase, Sale and Retirement of the Notes

     Your tax basis in your Old Notes generally will be their cost, and your tax basis in any New Notes acquired in the Exchange Offer will be equal to your tax basis in the Old Notes surrendered. You will generally recognize capital gain or loss on the sale or retirement of notes equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your notes. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the property is held more than one year.

UNITED STATES ALIEN HOLDERS

     This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

o    a nonresident alien individual,

o    a foreign corporation,

o    a foreign partnership,

o an estate unless its income is subject to United States federal income tax regardless of its source, or

o a trust unless a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are a United States holder, this section does not apply to you.

     An exchange of Old Notes for New Notes will not constitute a taxable event for federal income tax purposes. Rather, the New Notes will be treated as a continuation of the Old Notes in the hands of a United States alien holder. As a result, you will not recognize any income, gain or loss for federal income tax purposes upon an exchange of Old Notes for New Notes, and you will have the same tax basis and holding period in the New Notes as you had in the Old Notes.

     Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

o we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest to you if, in the case of payments of interest:

     (1) you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Avista Corp. entitled to vote,

     (2) you are not a controlled foreign corporation that is related to Avista Corp. through stock ownership,

     (3) your income or gain from the note is not effectively connected with a trade or business that you conduct within the United States, and

     (4) either (i) you furnish the U.S. payor an Internal Revenue Service Form W-8BEN certifying under penalties of perjury that you are not a United States person, or (ii) the payor can otherwise be satisfied that you are not a United States person by relying on account documentation or other evidence as prescribed in Treasury regulations. However, this requirement will not be considered satisfied if the payor has actual knowledge or reason to know that you are a United States person notwithstanding the certificate or other documentation.

o no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note, including the exchange of Old Notes for New Notes.

     We and other payors are required to report payments of interest on your notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

     If you are engaged in a trade or business within the United States and the interest on the note is effectively connected with your United States business, the interest and any gain on the note will not be subject to withholding if you have provided the payor an Internal Revenue Service Form W-8 as prescribed in the Treasury regulations. However, interest on a note that is effectively connected with your United States business will be subject to United States


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


taxation in the same manner as applies to United States holders. In addition, if you are entitled to the benefits of a tax treaty with the United States, interest and gain from the note will generally not be taxable, even if effectively connected with a United States trade or business, unless you also have a permanent establishment in the United States to which the interest or gain is attributable. In order to claim benefits under a tax treaty with the United States, you must furnish an Internal Revenue Service Form W-8BEN to the payor.

     Further, a note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

o the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Avista Corp. entitled to vote at the time of death, and

o the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     We and other payors, including brokers, may be required to report to you and to the Internal Revenue Service any payments of principal, premium and interest on your note and the amount of any proceeds from the sale or exchange of your note. As described more fully below, we and other payors may also be required to make "backup withholding" from payments of principal, premium, interest and sales proceeds if you fail to provide an accurate taxpayer identification number or otherwise establish an exemption from backup withholding.

     Backup withholding is not an additional tax. If you are subject to backup withholding, you may obtain a credit or refund of the amount withheld by filing the required information with the Internal Revenue Service.

  UNITED STATES HOLDERS


     In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your note. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your note before maturity within the United States. Additionally, backup withholding at a rate of 30.5% (30% for amounts paid after December 31, 2001) will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.


  UNITED STATES ALIEN HOLDERS

     In general, payments of principal, premium or interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under "United States Alien Holders" are satisfied or you otherwise establish an exemption.

     In general, proceeds of your sale of a note will not be subject to backup withholding or information reporting if:

o you furnish your broker an Internal Revenue Service Form W-8BEN certifying under penalties of perjury that you are not a United States person, or

o your broker possesses other documentation concerning your account on which the broker is permitted to rely under Treasury regulations to establish that you are a non-United States person, or

o    you otherwise establish an exemption.

     If you are not exempted from backup withholding and information reporting under the preceding paragraph:


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


o Backup withholding and information reporting will apply to the proceeds of any sale that you make through the United States office of any broker, foreign or domestic.

o Information reporting will also apply to the proceeds of sales that are made through a foreign office of a broker if the proceeds are paid into a United States account, or such proceeds or the confirmation of the sale are mailed to you at a United States address, or if you have opened an account with a United States office of your broker, or regularly communicated with the broker from the United States concerning the sale in question and other sales, or negotiated the sale in question through the broker's United States office. Backup withholding will also apply unless the proceeds of such a sale are paid to an account maintained at a bank or other financial institution located outside the United States.

o Information reporting, but not backup withholding, will apply to sales made through a foreign office of a broker that is a United States person, or that is a foreign corporation or partnership controlled by U.S. persons or that derives more than 50% of its income from U.S. business activities over a three-year period as specified in the Treasury regulations.

     Notwithstanding any withholding certificate or documentary evidence in a broker's possession, a broker who has actual knowledge or reason to know that you are a United States person will be required to make backup withholdings and file information reports with the Internal Revenue Service if the broker is a U.S. person or is a foreign person that has a U.S. connection of the type discussed in the last bullet point of the preceding paragraph.

                              PLAN OF DISTRIBUTION

     As discussed under THE EXCHANGE OFFER, based on an interpretation of the staff of the SEC, New Notes issued pursuant to the Exchange Offer may be offered for resale and resold or otherwise transferred by any Holder of such New Notes (other than any such Holder which is an "affiliate" of Avista Corp. within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to Holders which are broker-dealers) without compliance with the registration and prospectus delivery requirements of the Securities Act so long as such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such New Notes.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes which were acquired by such broker-dealer as a result of market-making activities or other trading activities must, and must agree to, deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. Avista Corp. will for a period of 90 days after the Expiration Date make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until _____, 2001, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

     New Notes received by broker-dealers for their own account in the Exchange Offer as described above may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a


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


prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The interpretation of the staff of the SEC referred to in the first paragraph of this section does not apply to, and this prospectus may not be used in connection with, the resale by any broker-dealer of any New Notes received in exchange for an unsold allotment of Old Notes purchased directly from Avista Corp.

     Avista Corp. will not receive any proceeds from the issuance of the New Notes pursuant to the Exchange Offer or from any subsequent sale of the New Notes. Avista Corp. has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and expenses of counsel for the holders of the New Notes and will indemnify the holders of the New Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

     Avista Corp. files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document Avista Corp. files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Avista Corp. SEC filings are also available to the public from the SEC's website at http://www.sec.gov. However, information on this website does not constitute a part of this prospectus.

During 2001, Avista Corp. has filed the following documents with the SEC pursuant to the Exchange Act:


     o Annual Report on Form 10-K for the year ended December 31, 2000, as amended by Form 10-K/A (the "Form 10-K").

     o Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2001.

     o    Current Reports on Form 8-K filed May 2 and July 18, 2001.


     These documents, as well as any other documents subsequently filed with the SEC before the termination of the offering of the New Notes, are incorporated herein by reference and are considered to be part of this prospectus. Later information contained in this prospectus updates and supersedes the information set forth in the Form 10-K and any other incorporated documents.

                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS


     We are including the following cautionary statement in this prospectus to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Avista Corp. Forward-looking statements include statements concerning plans, objectives, goals, strategies, projections of future events or performance, and underlying assumptions (many of which are based, in turn, upon further assumptions) and are all statements which are other than statements of historical fact, including without limitation those that are identified by the use of the words "anticipates", "estimates", "expects", "intends", "plans", "predicts", and similar expressions. From time to time, we may publish or otherwise make available forward-looking statements of this nature. All such subsequent forward-looking statements, whether written or oral and whether made by or on behalf of Avista Corp., are also expressly qualified by these cautionary statements.

     Forward-looking statements involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation management's examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that our expectations, beliefs or projections will be achieved or accomplished. Furthermore, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on Avista Corp.'s business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

AVISTA UTILITIES' OPERATIONS

     In addition to other factors and matters discussed elsewhere herein, some important factors that could cause actual results or outcomes for Avista Utilities' operations to differ materially from those discussed in forward-looking statements include continuing legislative developments, governmental policies and regulatory actions with respect to allowed rates of return, financings, or industry and rate structures, the effects of weather conditions on both the demand for and supply of electric energy and natural gas and the availability of hydroelectric resources, wholesale and retail competition (including but not limited to electric retail wheeling and transmission cost), availability of economic supplies of purchased power and natural gas, present or prospective natural gas distribution or transmission competition (including but not limited to prices of alternative fuels and system deliverability costs), the costs of electric capacity and energy and natural gas in wholesale markets as well as volatility and illiquidity in these markets and the ability to recover purchased power and purchased gas costs, the ability to make profitable sales of any surplus electric capacity or energy in wholesale markets, present or prospective generation, operations and construction of plant facilities, and acquisition and disposal of assets or facilities.

ENERGY TRADING AND MARKETING OPERATIONS

     Energy Trading and Marketing includes the operations of Avista Energy and Avista Power. In addition to other factors and matters discussed elsewhere herein, some important factors that could cause actual results or outcomes for the Energy Trading and Marketing operations to differ materially from those discussed in forward-looking statements include further industry restructuring evolving from federal and/or state legislation, regulatory actions by federal and state utility commissions, demand for and availability of electrical energy and natural gas in the Northwest and elsewhere, wholesale competition, availability of economic supplies of natural gas, governmental controls on market operations and prices, margins on purchased power, changes in market factors, the formation of additional alliances or entities, the availability of economically feasible generating projects and the availability of funding for new generating assets.

INFORMATION AND TECHNOLOGY, AND AVISTA VENTURES' OPERATIONS

     Certain additional important factors which could cause actual results or outcomes for the remaining Avista Corp. subsidiaries' operations to differ materially from those discussed in forward-looking statements include competition from other companies and other technologies, obsolescence of technologies, the ability or inability to reduce costs of the technologies down to economic levels, the ability to obtain new customers and retain old ones, reliability of customer orders, business acquisitions, disposal of assets, the availability of funding from other sources, research and development findings and the availability of economic expansion or development opportunities.

FACTORS COMMON TO ALL OPERATIONS

     The business and profitability of Avista Corp. are also influenced by, among other things, economic risks, changes in and compliance with environmental and safety laws and policies, weather conditions, population growth rates and demographic patterns, market demand for energy from plants or facilities, changes in tax rates or policies, unanticipated project delays or changes in project costs, unanticipated changes in operating expenses or capital expenditures, labor negotiation or disputes, changes in credit ratings or capital market conditions, inflation rates, inability of the various counterparties to meet their obligations with respect to financial instruments, changes in accounting principles and/or the application of such principles to Avista Corp., changes in technology and legal proceedings.

                                  LEGAL MATTERS

     The validity of the New Notes will be passed upon for Avista Corp. by Thelen Reid & Priest LLP and Heller Ehrman White & McAuliffe LLP. In addition, matters of federal income tax law and federal securities law will be passed upon by Thelen Reid & Priest LLP. In giving their opinion, Thelen Reid & Priest LLP may rely as to matters of Washington, California, Idaho, Montana and Oregon law upon the opinion of Heller Ehrman White & McAuliffe LLP.

                                     EXPERTS


     The financial statements incorporated in this prospectus by reference from Avista Corp.'s Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane and State of Washington on the 24th day of September, 2001.

                                                   AVISTA CORPORATION


                                                   /S/ JON E. ELIASSEN
                                             ----------------------------------
                                                  Senior Vice President
                                               and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment no. 1 to the registration statement has been signed by the following persons in the capacities and on the date indicated.

            SIGNATURE                       TITLE                     DATES


               *
----------------------------------
         Gary G. Ely                 Director and Principal   September 24, 2001
(Director, President and Chief       Executive Officer
      Executive Officer)


      /S/ JON E. ELIASSEN
----------------------------------
          Jon E. Eliassen            Principal Financial      September 24, 2001
  (Senior Vice President and Chief   and Accounting Officer
         Financial Officer)


               *
----------------------------------
        Erik. J. Anderson            Director                 September 24, 2001

               *
----------------------------------
        Kristianne Blake             Director                 September 24, 2001


               *
----------------------------------
         David A. Clack              Director                 September 24, 2001


               *
----------------------------------
    Sarah M. R. (Sally) Jewell       Director                 September 24, 2001

               *
----------------------------------
         John F. Kelly               Director                 September 24, 2001


               *
----------------------------------
      Jessie J. Knight, Jr.          Director                 September 24, 2001


               *
----------------------------------
        Eugene W. Meyer              Director                 September 24, 2001


               *
----------------------------------
         Bobby Schmidt               Director                 September 24, 2001


               *
----------------------------------
        R. John Taylor               Director                 September 24, 2001


               *
----------------------------------
       Daniel J. Zaloudek            Director                 September 24, 2001




 By: /S/ JON E. ELIASSEN
    ------------------------------
    Jon E. Eliassen
    Attorney-in-fact

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 21. EXHIBITS.

     Reference is made to the Exhibit Index on p. II-2 hereof.

                                  EXHIBIT INDEX


 Exhibit No.   Description of Exhibit
 -----------   ----------------------

     23(b) -   Consent of Deloitte & Touche LLP.


                                      II-2